Exhibit 10.1

Master Accounts Receivable Purchase Agreement

among

World Fuel Services, Inc.

World Fuel Services Europe, Ltd.

World Fuel Services (Singapore) Pte. Ltd.,

as the Sellers,

World Fuel Services Corporation,

as the Parent,

The Banks Party Hereto,

and

HSBC Bank USA, National Association,

as the Administrative Agent

Dated as of September 30, 2008

Nixon Peabody LLP

437 Madison Avenue

New York, New York 10022

SCHEDULES:

Schedule A	-	Commitments
Schedule B	-	Approved Buyers
Schedule C	-	Collateral Information

EXHIBITS:

Exhibit A	-	Form of Purchase Request
Exhibit B	-	Form of Portfolio Report
Exhibit C-1	-	Form of Settlement Date Notice
Exhibit C-2	-	Form of Transfer Date Notice
Exhibit D	-	Form of Assignment and Assumption
Exhibit E	-	Form of Joinder Agreement
Exhibit F	-	Insurance Policy

- i -

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT

MASTER ACCOUNTS RECEIVABLE PURCHASE AGREEMENT, dated as of September 30, 2008 (as it may be amended, supplemented or otherwise modified from time to time, this “Agreement”), between WORLD FUEL SERVICES, INC., a corporation organized under the laws of Texas (“WFSI”), WORLD FUEL SERVICES EUROPE, LTD., a company organized under the laws of England and Wales (“WFSE”), WORLD FUEL SERVICES (SINGAPORE) PTE. LTD., a company organized under the laws of Singapore (“WFSS”; and together with WFSI and WFSE, individually, a “Seller” and collectively, the “Sellers”), WORLD FUEL SERVICES CORPORATION, a corporation organized under the laws of Florida (the “Parent”), THE BANKS PARTY HERETO, and HSBC BANK USA, NATIONAL ASSOCIATION, a national banking association organized under the laws of The United States of America (“HSBC”), as administrative agent (in such capacity, the “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these recitals shall have the meanings ascribed thereto in Section 1.1 hereof;

WHEREAS, subject to the terms and conditions of this Agreement, each Seller desires to sell to the Banks, and the Banks desire to purchase from such Seller, certain Receivables;

WHEREAS, as a condition to the Banks’ obligations hereunder, the Banks require that each such Receivable be insured in accordance with the Insurance Policy, the terms and conditions of which include a waiting period from the time a claim is made under the Insurance Policy until the time such claim is paid;

WHEREAS, in order to increase the amount of the Purchase Price to be paid on each Purchase Date by the Banks to the Sellers, the Sellers have made the business decision to compensate the Banks for such waiting period under the Insurance Policy, as well as to compensate the Banks for Collections received after the applicable Maturity Date of a Purchased Receivable;

WHEREAS, subject to the terms and conditions of this Agreement, each Seller has agreed to service Purchased Receivables sold by such Seller for the benefit of the Administrative Agent and the Banks; and

WHEREAS, subject to the terms and conditions of this Agreement, the Parent has agreed to guaranty the obligations of the Sellers hereunder and under the other Facility Documents to which the Sellers are a party.

NOW, THEREFORE, in consideration of the above premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. Definitions; Interpretation, Etc.

Section 1.1. Definitions. In this Agreement and each Schedule:

“Additional Bank” as defined in Section 2.7(a)(i)(A).

“Additional Compensation” as defined in Section 3.5(a).

“Additional Commitment” as defined in Section 2.7(a)(i)(A).

“Additional Commitment Date” as defined in Section 2.7(a)(i)(B).

“Adverse Claim” means any Encumbrance other than those arising under this Agreement; provided, any right of set-off or counterclaim of a counterparty (including an Approved Buyer), or the exercise of any such right, in the ordinary course of business of any Facility Party (including in connection with any hedging activity) shall not constitute an Adverse Claim.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) to vote 5% or more of the securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise.

“Agreed Base Value” means, with respect to any Purchased Receivable, an amount equal to the product of (x) the Original Amount of such Purchased Receivable, times (y) (i) ninety five percent (95%), minus (ii) the Agreed Dilution Percentage with respect to such Purchased Receivable.

“Agreed Dilution Percentage” means, with respect to any Purchased Receivable, the greater of (x) five percent (5%), and (y) such other percentage as reasonably determined by the Administrative Agent after consultation with the Parent, upon taking into account the level of credits that may exist as a percentage of the face amount of such Purchased Receivable based on the most recent field audit pursuant to Section 8.4(c).

“Agreement” as defined in the preamble hereto.

“Aggregate Amounts Due” as defined in Section 4.5.

“Anti-Terrorism Laws” means any of the Laws relating to terrorism or money laundering, including Executive Order No. 13224, the PATRIOT Act, the Laws comprising or implementing the Bank Secrecy Act, and the Laws administered by OFAC.

“Approved Buyer” means each Buyer listed on Schedule B that is also covered by the Insurance Policy.

“Approved Buyer Sublimit” means the lower of (x) the sublimit for an Approved Buyer as listed on Schedule B and (y) the credit limit with respect to such Buyer as set forth in the Insurance Policy.

“Approved Buyer’s Insolvency” means, with respect to any Approved Buyer, an “Insolvency” (as such term is defined in the Insurance Policy) has occurred.

“Assignment and Assumption” means an Assignment and Assumption Agreement in the form of Exhibit D.

“Assignment Effective Date” as defined in Section 15.5(b).

“Bank” means each Person listed on the signature pages hereto as a Bank, and any other Person (other than a natural Person) that becomes a party hereto as a “Bank” pursuant to an Assignment Agreement. After the Additional Commitment Date, if any, the term “Bank” shall also include, pursuant to the Section 2.7, each Additional Bank.

“Blocked Person” means any Person: (i) listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (ii) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224; (iii) a Person with which any Bank is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law; (iv) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224; or (v) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.

“Business Day” means a day on which banks are open for business in New York and, in the case of the determination of LIBOR, London.

“Buyer” means, with respect to any Receivable, the account debtor obligated to make payments in respect of such Receivable in accordance with the applicable Invoice.

“Closing Date” means, subject to Section 6.1, the date of this Agreement.

“Collection Account” means the deposit account opened and maintained by the Sellers with the Administrative Agent (or an Affiliate thereof) for the purpose of receiving Collections on the Receivables of Approved Buyers payable to the Sellers.

“Collections” means, with respect to any Receivable, all payments made on such Receivable, and any other payments, receipts or recoveries by, or on behalf of, the applicable Buyer or otherwise with respect to such Receivable.

“Commitment” means the commitment of a Bank to purchase Receivables of Approved Buyers from the Sellers in accordance with the terms and conditions hereof and “Commitments” means such commitments of all of the Banks in the aggregate. The aggregate amount of the Commitments as of the Closing Date is $160,000,000. The amount of each Bank’s Commitment is set forth on Schedule A or in the applicable Assignment Agreement, subject to any adjustment or reduction pursuant to the terms and conditions hereof. Pursuant to Section 2.7, after the Additional Commitment Date, if any, the term “Commitment” shall also include each Additional Commitment.

“Commitment Fee” as defined in Section 3.2(a).

“Commitment Period” means the period from the Closing Date to but excluding the Termination Date.

“Contract” means a contract or purchase order between a Seller and a Buyer, as the same may be amended and supplemented from time to time in accordance with the terms hereof, out of which has arisen one or more Receivables.

“Covered Event” means each of the following events as covered by (and as described in) the Insurance Policy: “Insolvency”, “Default”, “Government Moratorium”, “Contract Frustration”, “Transfer”, “Discharge of Debt”, “War”, and “Public Buyer Default”.

“Default Interest” as defined in Section 3.8.

“Discount” means, with respect to any Purchased Receivable, an amount equal to the product of (a) the Agreed Base Value of such Purchased Receivable, times (b) the sum of (i) the applicable LIBOR (as determined by the Administrative Agent for an interest period equal to the weighted average of the number of days from the applicable Purchase Date to the Maturity Date of each Purchased Receivable to be purchased on such Purchase Date), plus (ii) the Margin, times (c) a fraction, the numerator of which is the number of days from the applicable Purchase Date until the Maturity Date of such Purchased Receivable, and the denominator of which is three hundred sixty (360).

“Dollar” and “$” means the lawful currency of the United States of America.

“Encumbrance” means a mortgage, assignment, security interest, pledge, lien or other encumbrance securing any obligation of any person or any other type of adverse claim or preferential arrangement (including, without limitation, title transfer and retention arrangements) having a similar effect.

“Eligible Assignee” means (a) any Bank, any Affiliate of any Bank and any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), and (b) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans or receivables; provided, no Facility Party nor any Affiliate thereof shall be an Eligible Assignee.

“Executive Order No. 13224” means that certain Executive Order No. 13224, effective September 24, 2001.

“Facility Document” means each of this Agreement, the Insurance Policy, each Purchase Request, together with each Purchase Schedule, each Portfolio Report and all other documents, instruments or agreements required to be delivered by a Facility Party in connection herewith.

“Facility Party” means the Parent and each Seller.

“Facility Party’s Insolvency” means, with respect to any Facility Party, such Facility Party (a) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (b) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (c) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (d) institutes or has instituted against it a proceeding seeking judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency Law or other similar Law affecting creditor’s rights, or a petition is presented for its winding-up or liquidation, and, in the case of any such proceeding or petition instituted or presented against it, such proceeding or petition (x) results in a judgment of insolvency or bankruptcy or the entry of an order for relief or the making of an order for its winding up or liquidation or (y) is not dismissed, discharged, stayed or restrained in each case within thirty (30) days of the institution or presentation thereof; (e) has a resolution passed for its winding-up, official management or liquidation; (f) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for it or for all or substantially all of its assets; (g) has a secured party take possession of all or substantially all its assets or has a distress, execution, attachment, sequestration or other legal process levied, enforced or sued on or against all or substantially all its assets and such secured party maintains possession, or any such process is not dismissed, discharged, stayed or restrained, in each case within thirty (30) days thereafter, (h) causes or is subject to any event with respect to it which, under the applicable Laws of any jurisdiction, has an analogous effect to any of the events specified in clauses (a) to (g) (inclusive); or (i) takes any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the foregoing acts.

“Final Collection Date” means the date, following the termination of purchases under this Agreement, on which all amounts to which each of the Administrative Agent and the Banks shall be entitled in respect of Purchased Receivables and all other amounts owing to each of the Administrative Agent and the Banks hereunder and under the other Facility Documents (in each case, other than contingent indemnity obligations) are paid in full.

“Funded Amount” means, as of any date of determination, (i) the aggregate amount of all Purchase Prices paid by the Banks as of such date, less (ii) the aggregate amount of all Collections and payments under the Insurance Policy, if any, theretofore paid to and received by the Banks as of such date.

“Governmental Authority” means any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guaranty” means the guaranty by the Parent of the Obligations of the Sellers set forth in Section 12.

“Increased Costs” means, with respect to any Bank, (a) a reduction in the rate of return for such Bank from the transactions contemplated in the Facility Documents (other than the Insurance Policy) or on such Bank’s overall capital; (b) an additional or increased cost imposed by regulatory or administrative action by a Governmental Authority; or (c) a reduction of any amount due and payable under any Facility Document (other than the Insurance Policy) or by the Approved Buyer under the Purchased Receivables, which in each case is incurred or suffered by such Bank to the extent that it is attributable to such Bank having entered into any Facility Document (other than the Insurance Policy) or funding any purchase of Purchased Receivables or being exposed to any Approved Buyer in respect of Purchased Receivables and/or performing any of its obligations under any Facility Document (other than the Insurance Policy).

“Indemnified Amounts” as defined in Section 11.1.

“Indemnified Party” as defined in Section 11.1.

“Insurance Policy” means the Insurance Policy, together with all endorsements thereto, attached hereto as Exhibit F, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time in accordance with the terms hereof and thereof.

“Insurer” means the insurance company that is the issuer of the Insurance Policy.

“Invoice” means, with respect to any Receivable, an invoice issued by the applicable Seller to the applicable Buyer for payment for goods or services supplied pursuant to the applicable Contract between such Seller and such Buyer.

“Joinder Agreement” means a Joinder Agreement in the form of Exhibit E.

“Law” means any law (including common law), constitution, statute, treaty, regulation, rule, ordinance, order, injunction, writ, decree or award of any Governmental Authority.

“LIBOR” means, with respect to any Purchased Receivable or other amount for any period, the interest rate for Dollar deposits for the applicable period as determined by the Administrative Agent and notified to the Sellers that is displayed on the screen display designated “LIBOR01” of the Reuters service (or such other page which may replace it for the purpose of displaying British Bankers’ Association Interest Settlement Rates) at 11:00 am (London time) three Business Days prior to the applicable Purchase Date or the first day of such other period; provided, if the foregoing rate is not available, LIBOR shall mean the arithmetic mean of the rates (rounded upwards to four decimal places) at which HSBC was offering deposits for the applicable period in an amount comparable to the Purchased Receivable or overdue amount in Dollars to leading banks in the London interbank market at 11:00 am (London time) three Business Days prior to the applicable Purchase Date or the first day of such other period.

“Mandate Letter” means that certain letter agreement dated August 7, 2008 between the Parent and HSBC.

“Margin” means 1.35%, per annum.

“Maturity Date” means, with respect to any Receivable, the date on which such Receivable becomes due and payable by the applicable Buyer.

“Net Incentive Servicing Fee” as defined in Section 3.6(a).

“Net Post-Termination Fee” as defined in Section 3.7(a)

“Obligations” as defined in Section 12.1.

“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.

“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224 and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable executive orders.

“Original Amount” means, with respect to any Receivable, the amount due and payable by the applicable Buyer as set forth in the applicable Invoice, excluding any Taxes.

“Parent” as defined in the preamble hereto.

“PATRIOT Act” as defined in Section 15.20.

“Payment Account” means the account of the Administrative Agent as notified by the Administrative Agent to the Facility Parties in writing.

“PCAOB” means the Public Company Accounting Oversight Board.

“Person” means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Portfolio Report” means a Portfolio Report in the form of Exhibit B.

“Pro Rata Share” means with respect to all payments, computations and other matters relating to any Bank, (i) prior to the termination of the Commitments, the percentage obtained by dividing (a) such Bank’s Commitment, by (b) the aggregate Commitments of all of the Banks, and (ii) after the termination of the Commitments, the percentage obtained by dividing (a) that portion of the aggregate Agreed Base Values of all Purchased Receivables owned by such Bank, by (b) the aggregate Agreed Base Values of all Purchased Receivables owned by all of the Banks.

“Purchase Date” means the date of purchase by the Banks of any Receivable pursuant to this Agreement, and which shall be the same day as a Settlement Date; provided, for the avoidance of doubt, no Purchase Date shall occur on a Transfer Date.

“Purchase Price” means, with respect to any Purchased Receivable, an amount equal to (a) the Agreed Base Value of such Purchased Receivable, minus (b) the Discount with respect to such Purchased Receivable, minus (c) the TSCP Fee with respect to such Purchased Receivable.

“Purchase Request” means a Purchase Request in the form of Exhibit A.

“Purchase Schedule” means the schedule in the form attached as Annex I to a Purchase Request.

“Purchased Receivable” means each Receivable listed on a Purchase Schedule and purchased by the Banks pursuant to the terms and conditions hereof.

“Receivable” means the monetary obligation of a Buyer to the applicable Seller arising under the applicable Contract as evidenced by the applicable Invoice (including the right to receive payment of any interest or finance charges or other liabilities of such Buyer under such Contract), all Related Assets with respect thereto, and all Collections and other proceeds with respect to the foregoing.

“Register” as defined in Section 2.2(f).

“Related Assets” means, with respect to any Receivable, (a) all related rights and remedies under or in connection with the applicable Contract, together with all bills of lading, bills of exchange, promissory notes and accessions, including, without limitation, all rights with respect to stoppage in transit, rights of replevin and all returned or repossessed goods (b) all guaranties, suretyships, letters of credit, Encumbrances and other arrangements supporting payment thereof, together with all other “supporting obligations” (as such term is defined in the UCC) with respect thereto, (c) all Sales Records (including electronic records) with respect thereto, and (d) all proceeds of the foregoing.

“Related Fund” means, with respect to any Bank that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Bank or by an Affiliate of such investment advisor.

“Repurchase Event” means, with respect to any Purchased Receivable:

(a) any representation or warranty made by the applicable Seller in Section 7.2 of this Agreement with respect to such Purchased Receivable is or proves to be inaccurate, incorrect or untrue, in any material respect, on any date as of which it is made or deemed to be made; or

(b) the applicable Seller fails to comply with any of its covenants with respect to such Purchased Receivable set forth in Section 8.2 of this Agreement and such failure shall continue for thirty (30) days following the earlier of (i) such Seller becoming aware of such failure and (ii) receipt by such Seller of written notice of such failure from the Administrative Agent.

“Repurchase Price” as defined in Section 10.3(a).

“Required Banks” means (a) prior to the termination of the Commitments, Banks that hold Commitments equal to more than 50% of the Commitments of all of the Banks, and (b) after the termination of the Commitments, Banks that own Purchased Receivables the aggregate Agreed Base Values of which are equal to more than 50% of the aggregate Agreed Base Values of all Purchased Receivables.

“Sales Records” means, with respect to any Purchased Receivable, all accounts, all sales ledgers, purchase and sales day books, sales invoices, supply contracts and other related books and records of the Sellers relating to the applicable Approved Buyer for the purpose of identifying amounts paid or to be paid in respect of such Purchased Receivable.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Seller” and “Sellers” as defined in the preamble hereto.

“Seller Account” means an account of a Seller as notified by such Seller to the Administrative Agent in writing.

“Settlement Date” means, in respect of any Settlement Period, the Friday of the calendar week following such Settlement Period (or, if such Friday is not a Business Day, the immediately preceding Business Day) or, upon prior written consent of the Parent (such consent not to be unreasonably withheld, and no such consent shall be required at any time any of the Facility Party’s are in default under their obligations hereunder or a Facility Party’s Insolvency shall have occurred with respect thereto) such other more frequent date as the Administrative Agent may require, provided, on or after the Termination Date, the Administrative Agent may select Settlement Dates by notice to the Sellers; provided, further, with respect to any Transfer Date, the Settlement Date with respect thereto shall be such Transfer Date.

“Settlement Date Notice” means a Settlement Date Notice in the form of Exhibit C-1.

“Settlement Period” means (a) with respect to the initial purchase of Receivables hereunder, a period from the date of such purchase to the Wednesday of the calendar week following the calendar week in which such purchase is made (or, if such Wednesday is not a Business Day, the immediately preceding Business Day), and (b) thereafter, each period commencing on the last day of the immediately preceding such period and ending on the next Wednesday; provided, at any time the Administrative Agent and the Parent may mutually agree to select any different period as the Settlement Period; provided, further, with respect to any Transfer Date, the applicable Settlement Period shall be the period commencing on the last day of the immediately preceding Settlement Period and ending on such Transfer Date.

“Supermajority Banks” as defined in Section 2.6(b).

“Tax” means any present or future withholding tax, levy, impost, duty or other tax or charge of any similar nature (including but not limited to any interest or penalty payable in connection with any failure to pay any of the same); and “Taxation” shall be construed accordingly.

“Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Facility Document (other than the Insurance Policy).

“Termination Date” means the earlier to occur of (a) the second anniversary of the Closing Date and (b) the date the Commitment is terminated pursuant to Section 9.2; provided, so long as the Termination Date shall have not occurred in accordance with either the foregoing clause (a) or (b), the Termination Date as set forth in the foregoing clause (a) shall be extended by one year on each anniversary of the Closing Date so long as the Parent shall have requested such an extension in writing to the Banks no later than ninety (90) days before such anniversary of the Closing Date and the Banks shall have agreed in writing to such request on or prior to such anniversary of the Closing Date, provided, further, in the event that any Bank that does not respond within thirty (30) days after the Parent’s request for such extension, such Bank shall be deemed to have not agreed to such extension.

“Termination Event” as defined in Section 9.1.

“Transfer Date” as defined in Section 4.3(a).

“Transfer Date Notice” means a Transfer Date Notice in the form of Exhibit C-2.

“TSCP Fee” as defined in Section 3.3(a).

“UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, if by reason of mandatory provisions of Law, the perfection, the effect of perfection or non-perfection or the priority of the security interests of the Administrative Agent and the Banks are governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Waiting Period Compensation” as defined in Section 3.4(a).

“WFSE” as defined in the preamble hereto.

“WFSI” as defined in the preamble hereto.

“WFSS” as defined in the preamble hereto.

“World Fuel Credit Agreement” means that certain Second Amended and Restated Credit Agreement, dated as of December 21, 2007, among the Facility Parties and the lenders and agents party thereto, as it may be amended, amended and restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, with respect to any section or defined term of the World Fuel Credit Agreement referred to herein, if at any time prior to the Final Collection Date the World Fuel Credit Agreement shall cease to be in full force and effect or shall otherwise have been terminated, then such section and/or defined term, together with any other applicable section or defined term, shall be deemed to be incorporated herein by reference thereto as if fully set forth herein, mutatis mutandis.

Section 1.2. Interpretation, Etc. In this Agreement, unless otherwise indicated, (a) defined terms may be used in the singular or the plural and the use of any gender includes all genders, (b) the words “hereof”, “herein”, “hereto”, “hereby” and “hereunder” refer to this entire

Agreement, (c) all references to particular Sections, Exhibits or Schedules are references to the Sections, Exhibits or Schedules, as the case may be, of this Agreement, (d) all accounting terms not specifically defined herein shall be construed in accordance with GAAP, except as otherwise stated herein, and (e) reference to any Person includes such Person’s successors and legal assigns. Any certification or determination by the Administrative Agent of a rate or amount under any Facility Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

SECTION 2. Purchase and Sale.

Section 2.1. Purchase and Sale. Subject to the terms and conditions of this Agreement, on each Purchase Date during the Commitment Period, each applicable Seller shall sell, set over, assign, transfer and convey to each Bank, and each Bank shall purchase from such Seller, an undivided interest, in accordance with its Pro Rata Share, in all right, title and interest, whether now owned or hereafter acquired and wherever located, in, to and under each Receivable listed on the applicable Purchase Schedule for such Purchase Date, without recourse except as set forth herein; provided, after giving effect to the making of any such purchase, in no event (a) shall the Funded Amount exceed the amount of the Commitments, (b) shall each Bank’s Pro Rata Share of the Funded Amount exceed such Bank’s Commitment, or (c) shall that portion of the Funded Amount with respect to any Approved Buyer exceed the applicable Approved Buyer Sublimit.

Section 2.2. Mechanics.

(a) Whenever any Seller desires that the Banks purchase Receivables in accordance with the terms hereof, the Parent (on behalf of such Seller) shall deliver to the Administrative Agent a fully executed and delivered Purchase Request no later than 11:00 a.m. (New York City time) at least three Business Days in advance of the proposed Purchase Date.

(b) Promptly upon receipt of a Purchase Request, the Administrative Agent shall send to each Bank a copy of such Purchase Request. So long as a Purchase Request shall have been delivered in accordance with Section 2.2(a), then, on the applicable Purchase Date, each Bank shall transfer to the Payment Account immediately available funds in an amount equal to such Bank’s Pro Rata Share of the aggregate amount of the Purchase Prices to be paid by the Banks on such Purchase Date prior to 2:00 p.m., New York time.

(c) Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, on each Purchase Date the Administrative Agent shall cause the Purchase Prices with respect to the Receivables to be purchased on such Purchase Date to be paid to the applicable Sellers by transferring immediately available funds in an amount equal to the aggregate amount of such Purchase Prices to the Seller Account of such Sellers.

(d) All purchases of Receivables shall be made by the Banks simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Bank shall be responsible for any default by any other Bank in such other Bank’s obligation to purchase a Receivable requested hereunder nor shall any Commitment of any Bank be increased or decreased as a result of a default by any other Bank in such other Bank’s obligation to purchase a Receivable requested hereunder.

(e) Each Bank is irrevocably authorized by the Sellers to keep records of all purchases of Purchased Receivables hereunder, which records shall be consistent with all information set forth in the Portfolio Reports delivered hereunder, and evidence the dates and amounts of such purchases and the applicable Discount in effect from time to time. Such records shall be conclusive and binding on the Sellers and each Bank, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Commitment or the Sellers’ obligations hereunder; provided, further, in the event of any inconsistency between the Register and any Bank’s records, the recordations in the Register shall govern.

(f) The Administrative Agent shall maintain a register for the recordation of the names and addresses of the Banks and the Commitments and of all purchases of Purchased Receivables hereunder, which records shall be consistent with all information set forth in the Portfolio Reports delivered hereunder, and evidence the dates and amounts of such purchases and the applicable Discount in effect from time to time (the “Register”), and any such recordation shall be conclusive and binding on the Sellers and each Bank, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Bank’s Commitment or the Sellers’ obligations hereunder. The Register shall be available for inspection by the Sellers or any Bank (with respect to any entry relating to such Bank’s Commitment or purchases) at any reasonable time and from time to time upon reasonable prior notice.

Section 2.3. Parent as Sellers’ Representative. Each Seller hereby irrevocably appoints the Parent, and the Parent agrees to act under this Agreement, as the agent and representative of itself and each Seller for all purposes under this Agreement, including requesting purchases and receiving statements and other notices and communications to such Seller from the Administrative Agent. The Administrative Agent may rely, and shall be fully protected in relying, on any Purchase Request, disbursement instructions, reports, information, or any other notice or communication made or given by the Parent, whether in its own name, on behalf of a Seller or on behalf of “the Sellers,” and the Administrative Agent shall have no obligation to make any inquiry or request any confirmation from or on behalf of any Seller as to the binding effect on such Seller of any Purchase Request, disbursement instructions, reports, information or any other notice or communication.

Section 2.4. Obligations Not Affected. Each Seller hereby acknowledges and agrees that neither the Administrative Agent nor any Bank shall in any way be responsible for the performance of any Contract, or be under any liability whatsoever in the event of any failure by any Seller to perform its obligations thereunder, and neither the Administrative Agent nor any Bank shall have any obligation to intervene in any dispute arising out of the performance of any Contract. No claim which any Seller may have against any Buyer or any other party, including any successors or assignees thereof, shall affect any obligation of such Seller to perform any of its obligations under and pursuant to this Agreement, nor shall any such claim be used as a defense or as set-off, counterclaim or cross-complaint as against the performance of any of such obligations.

Section 2.5. True Sale.

(a) It is the intention of the parties hereto that each purchase of a Purchased Receivable hereunder shall constitute a sale and assignment of such Purchased Receivable (and not a secured financing thereof), which sale and assignment is absolute, irrevocable and without recourse except as set forth herein, and shall provide the Banks with the full risks and benefits of ownership of the Purchased Receivables (such that the Purchased Receivables would not be property of any Seller’s estate in the event of its bankruptcy).

(b) In the event that, notwithstanding the intent of the parties, any purchase of a Receivable hereunder is deemed to constitute a secured financing rather than a sale and assignment:

(i) Each Seller does hereby grant to the Administrative Agent, for the benefit of the Banks, in order to secure all the obligations of the Sellers to the Administrative Agent and the Banks hereunder, a first priority, perfected security interest in, to and on (under New York law, and if such Receivable is being sold by WFSE or WFSS, an equitable assignment under the law of England and Wales or the law of Singapore, respectively, of) the Purchased Receivables and the products and proceeds thereof including without limitation all Collections and other monies, instruments, securities, documents, investment property, financial assets and other property related to the Purchased Receivables from time to time on deposit in or credited to the Collection Account or any other accounts and all other such property relating to the Purchased Receivables or any of them. In connection therewith, the possession by the Parent or any Seller or their transferees or agents of products or proceeds (including any Collections) of any Purchased Receivable shall be deemed to be “possession by the secured party” for purposes of perfecting such security interest pursuant to the UCC (including, without limitation, Section 9-313(c)(2) thereof) or other applicable Law; and

(ii) Solely for the purpose of ensuring that coverage under the Insurance Policy continues with respect to each Purchased Receivable, each Seller shall, in such event, be deemed to be an additional insured under, and in accordance with the terms and conditions of, the Insurance Policy with respect to each Purchased Receivable sold by such Seller.

(c) The foregoing clauses (b)(i) and (b)(ii), together with the language elsewhere in this Agreement that is necessary and appropriate should any purchase and sale of a Receivable under this Agreement be construed as a financing rather than a true sale, does not mitigate in any way the parties’ intent that each purchase and sale of a Receivable hereunder constitute a true sale of such Receivable by the applicable Seller to the Banks.

Section 2.6. Approved Buyers.

(a) Addition. So long as no Termination Event shall have occurred and then be continuing, subject to the prior written approval of the Required Banks (such approval not to be unreasonably withheld or delayed), the Parent may from time to time, upon twenty (20) days prior written notice to the Administrative Agent, add one or more additional Buyers as an “Approved Buyer” on Schedule B, so long as such additional Buyer is also covered by the Insurance Policy. In connection therewith, Parent shall promptly provide to the Administrative Agent and the Banks such information with respect to each additional Buyer as the Administrative Agent or any Bank may reasonably request.

(b) Removal. From time to time, (i) prior to the termination of the Commitments, Banks that hold Commitments equal to more than 66-2/3% of the Commitments of all of the Banks, and (ii) after the termination of the Commitments, Banks that own Purchased Receivables the aggregate Agreed Base Values of which are equal to more than 66- 2/3% of the aggregate Agreed Base Values of all Purchased Receivables (in each case, the “Supermajority Banks”), may remove one or more Approved Buyers from Schedule B. Each such removal in accordance with this Section 2.6(b) shall become effective on five (5) Business Days’ prior written notice delivered by the Administrative Agent (at the direction of the Supermajority Banks) to the Parent; provided, no removal of an Approved Buyer shall be effective with respect to any Purchased Receivable of such Approved Buyer the Purchase Date of which occurred prior to the applicable effective date of removal thereof. Notwithstanding anything in Section 15.6 to the contrary, this Section 2.6(b) may not be changed or waived without the prior written consent of the Supermajority Banks.

Section 2.7. Additional Commitments.

(a) So long as no Termination Event shall have occurred and then be continuing, the Parent may, once during the term of this Agreement, increase the then existing Commitments to up to $250,000,000 in the aggregate, subject to the satisfaction of each of the following conditions precedent:

(i) the Parent shall have delivered written notice of such increase to the Administrative Agent, which notice shall specify:

(A)	the identity of each Bank or other Eligible Assignee (each, an “Additional Bank”) to whom the Parent proposes each increase in the Commitments be allocated (such increase, an “Additional Commitment”) and the amounts of such allocations;

(B)	the date (the “Additional Commitment Date”) on which the Parent proposes that the Additional Commitments be effective, which date shall not be more than thirty (30) days, and not less than twenty (20) days, after the date on which such notice is delivered to the Administrative Agent; and

(C)	the aggregate amount of the Additional Commitments;

(ii) not later than three (3) Business Days prior to the Additional Commitment Date, the Parent, the Sellers and the Additional Banks shall have executed and delivered a Joinder Agreement to the Administrative Agent;

(iii) on or before the Additional Commitment Date, the Parent shall have made any payments required pursuant to Section 13.2 in connection with the Additional Commitments;

(iv) on and as of the Additional Commitment Date the representations and warranties made by each Facility Party in each of the Facility Documents to which such Facility Party is a party shall be true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall be true and correct in all respects) to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are conditioned by materiality, which shall have been true and correct in all respects) on and as of such earlier date;

(v) no Termination Event shall exist on the Additional Commitment Date before or after giving effect to the Additional Commitments; and

(vi) on or before the Additional Commitment Date, the Parent shall have delivered or cause to be delivered all corporate legal opinions and other documents reasonably requested by the Administrative Agent in connection with any such transaction.

(b) Upon receipt of the notice referred to in Section 2.7(a)(i), the Administrative Agent shall promptly notify each Bank of the Additional Commitment Date, the Additional Commitments, and such Bank’s interest in the Purchased Receivables, subject to the assignments contemplated by Section 2.7(d).

(c) For the avoidance of doubt, no Bank shall have any obligation to provide an Additional Commitment, and each Bank may elect or decline to provide an Additional Commitment in its sole discretion.

(d) Effective as of the Additional Commitment Date, (i) each Bank having an existing Commitment shall assign to each Additional Bank, and each Additional Bank shall purchase from each Bank having an existing Commitment, at the principal amount thereof, such interest in the Purchased Receivables on such Additional Commitment Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the interests in the Purchased Receivables will be held by Banks having existing Commitments and by Additional Banks ratably in accordance with their

Commitments after giving effect to the addition of such Additional Commitments to the Commitments; (ii) each Additional Commitment shall be a “Commitment” with respect to this Agreement and all matters relating hereto; and (iii) each Additional Bank shall be a “Bank” with respect to this Agreement and all matters relating hereto.

SECTION 3. Fees; Default Interest.

Section 3.1. Fees. The Parent shall pay to the Administrative Agent the fees payable thereto pursuant to the Mandate Letter.

Section 3.2. Commitment Fee.

(a) During the Commitment Period, the Parent shall pay to the Banks a fully earned, non-refundable commitment fee (the “Commitment Fee”) in an amount equal to (x) 0.30%, per annum, times (y) the amount by which (i) the daily average of the amount of the Commitments, exceeds (ii) the daily average of the Funded Amount, which fee shall be computed on the basis of a year of 360 days and actual days elapsed, and shall be payable quarterly in arrears.

(b) The Commitment Fees shall be due and payable in full on the last day of each calendar quarter and on the Termination Date.

(c) The Commitment Fees shall be paid to the Administrative Agent at the Payment Account and upon receipt, the Administrative Agent shall promptly distribute to each Bank its Pro Rata Share thereof.

Section 3.3. Trade and Supply Chain Purchase Fee. The applicable Seller shall pay to the Administrative Agent, for its own account, a fully earned, non-refundable trade and supply chain purchase fee (the “TSCP Fee”) with respect to each Receivable purchased on a Purchase Date in an amount equal to (a) the Agreed Base Value of such Purchased Receivable, times (b) 0.15%, times (c) a fraction, the numerator of which is the number of days from the applicable Purchase Date until the Maturity Date of such Purchased Receivable, and the denominator of which is three hundred sixty (360).

Section 3.4. Waiting Period Compensation.

(a) As compensation for the waiting period, if any, between the date on which a claim for compensation is made with respect to a Purchased Receivable under and in all respects in accordance with the Insurance Policy to the date on which such claim is paid (but, for the avoidance of doubt, without duplication of any amount of Additional Compensation payable with respect thereto), the applicable Seller agrees to pay the following amounts (such amounts, “Waiting Period Compensation”):

(i) to the Banks, an amount equal to (x) the Agreed Base Value of such Purchased Receivable, times (y) the sum of the applicable LIBOR (as determined by the Administrative Agent), plus the Margin, times (z) a fraction, the numerator of which is the number of days that have elapsed from the date such claim is made to the date that such claim is paid under the Insurance Policy, and the denominator of which is 360; and

(ii) to the Administrative Agent, for its own account, an amount equal to (x) the Agreed Base Value of such Purchased Receivable, times (y) 0.15%, times (z) a fraction, the numerator of which is the number of days that have elapsed from the date such claim is made to the date that such claim is paid under the Insurance Policy, and the denominator of which is 360.

(b) Waiting Period Compensation with respect to any Purchased Receivable shall accrue based on a 360 day year and actual days elapsed and shall be due and payable on the last Settlement Date of each calendar month (so long as the Administrative Agent has notified the Parent that the Insurer has not rejected such claim for non-compliance with the Insurance Policy, including without limitation as a result of such claim not being timely filed), and on the date on which the applicable claim is paid under the Insurance Policy; provided, no Waiting Period Compensation shall accrue or be paid after the Settlement Date occurring immediately after the date that is three hundred and sixty (360) days after the date such claim is made under the Insurance Policy.

(c) All Waiting Period Compensation shall be paid to the Administrative Agent at the Collection Account and upon receipt, the Administrative Agent shall promptly distribute to each Bank the Waiting Period Compensation owing to the Banks in an amount equal to such Bank’s Pro Rata Share thereof.

Section 3.5. Additional Compensation.

(a) With respect to any Purchased Receivable that is not paid on its Maturity Date (but, for the avoidance of doubt, without duplication of any amount of Waiting Period Compensation payable with respect thereto), the applicable Seller agrees to pay the following amounts (such amounts, “Additional Compensation”):

(i) to the Banks, an amount equal to the product of (i) the Agreed Base Value of such Purchased Receivable, times (ii) the sum of the applicable LIBOR (as determined by the Administrative Agent), plus the Margin, times (iii) a fraction, (x) the numerator of which is the number of days from such Purchased Receivable’s Maturity Date to the earliest of (A) the Settlement Date occurring immediately after the date on which such Purchased Receivable is paid in full by the applicable Approved Buyer, (B) the Settlement Date occurring immediately after the date on which such Purchased Receivable is repurchased by such Seller, (C) the Settlement Date occurring immediately after the date on which a claim is made under the Insurance Policy, and (D) with respect to any Purchased Receivable for which a claim could have been made under the Insurance Policy but which claim was not made on account of the Administrative Agent’s gross negligence, willful misconduct or breach of this Agreement or the Insurance Policy, the Settlement Date occurring immediately after the eightieth (80th) day after such Purchased Receivable’s Maturity Date, and (y) the denominator of which is 360; and

(ii) to the Administrative Agent, for its own account, an amount equal to the product of (i) the Agreed Base Value of such Purchased Receivable, times (ii) 0.15%, times (iii) a fraction, (x) the numerator of which is the number of days from such Purchased Receivable’s Maturity Date to the earliest of (A) the Settlement Date occurring immediately after the date on which such Purchased Receivable is paid in full by the applicable Approved Buyer, (B) the Settlement Date occurring immediately after the date on which such Purchased Receivable is repurchased by such Seller, (C) the Settlement Date occurring immediately after the date on which a claim is made under the Insurance Policy, and (D) with respect to any Purchased Receivable for which a claim could have been made under the Insurance Policy but which claim was not made on account of the Administrative Agent’s gross negligence, willful misconduct or breach of this Agreement or the Insurance Policy, the Settlement Date occurring immediately after the eightieth (80th) day after such Purchased Receivable’s Maturity Date, and (y) the denominator of which is 360.

(b) All Additional Compensation with respect to a Purchased Receivable shall accrue based on a 360 day year and actual days elapsed and shall be due and payable in full on the earliest of (i) the Settlement Date occurring immediately after the date on which such Purchased Receivable is paid in full by the applicable Approved Buyer, (ii) the Settlement Date occurring immediately after the date on which such Purchased Receivable is repurchased by such Seller, (iii) the Settlement Date occurring immediately after the date on which a claim is made under and in all respects in accordance with the Insurance Policy, and (iv) with respect to any Additional Compensation determined in accordance with Sections 3.5(a)(i)(D) and 3.5(a)(ii)(D), the Settlement Date occurring immediately after the date that is eighty (80) days from the Maturity Date of such Purchased Receivable.

Section 3.6. Net Incentive Servicing Fee.

(a) In consideration of each Seller acting as a servicer for the Banks hereunder, the Banks shall pay to such Seller an incentive servicing fee (the “Net Incentive Servicing Fee”), in respect of each Purchased Receivable sold to the Banks by such Seller hereunder and up to (but excluding) the date, if any, such Seller is terminated by the Banks as a servicer hereunder, in an amount equal to all Collections of such Purchased Receivable in excess of the Agreed Base Value of such Purchased Receivable (and to the extent not previously paid to such Seller as of such date of payment), net of any amount that the Administrative Agent notifies the Parent that is due and owing by such Seller to the Administrative Agent and/or the Banks under Section 3.4, 3.5, 3.8, 10.5 and/or Section 11, which shall be offset against and deducted from such Net Incentive Servicing Fee.

(b) The Net Incentive Servicing Fee shall be due and payable in full on the each Settlement Date, and shall be paid to each of the Sellers to such Seller’s Account in accordance with the applicable Settlement Date Notice.

Section 3.7. Net Post-Termination Fee.

(a) On and after the termination, if any, by the Banks of the Sellers as servicers hereunder, the Banks shall pay to each Seller a fee in consideration of the agreement of each Seller set forth in Section 5.2(b) (the “Net Post-Termination Fee”), in respect of each Purchased Receivable sold to the Banks by such Seller hereunder on and after such date of termination, in an amount equal to all Collections of such Purchased Receivable in excess of the Agreed Base Value of such Purchased Receivable (and to the extent not previously paid to such Seller as of such date of payment), net of any amount that the Administrative Agent notifies the Parent that is due and owing by such Seller to the Administrative Agent and/or the Banks under Section 3.4, 3.5, 3.8, 10.5 and/or Section 11, which shall be offset against and deducted from such Net Post-Termination Fee.

(b) The Net Post-Termination Fee shall be due and payable in full on the each Settlement Date occurring after termination of the Sellers as servicers hereunder, and shall be paid to each of the Sellers to such Seller’s Account in accordance with the applicable Settlement Date Notice.

Section 3.8. Default Interest. In the event that any amount payable by any Facility Party hereunder or under any of the other Facility Documents to which such Facility Party is a party remains unpaid for five (5) Business Days after the Administrative Agent provides written notice to such Facility Party that such amounts are past due, the Administrative Agent, at the election of the Required Banks, shall charge, and, if such election is made in writing by the Administrative Agent to the Facility Parties, such Facility Party shall pay, interest (“Default Interest”) from time to time on any such unpaid amount due from such Facility Party to the Administrative Agent and the Banks during the period from (and including) the due date thereof to (but excluding) the date payment is received by the Administrative Agent in full, at a rate equal to the sum of (i) the prime commercial rate as from time to time quoted by HSBC, plus (ii) 2% per annum. All Default Interest shall be payable on demand and, if no prior demand is made, on each Settlement Date.

SECTION 4. Collections; Settlement; Payments Generally; Ratable Sharing.

Section 4.1. Collections; Collection Account.

(a) Each Seller shall deposit, or caused to be deposited, in the Collection Account the Collections of all Receivables of an Approved Buyer received by such Seller. Each Seller shall hold in trust in the Collection Account, for the benefit of the Administrative Agent and the Banks, the Collections of Purchased Receivables received by such Seller. No Seller shall commingle any Collections of a Purchased Receivable sold by such Seller hereunder with other funds of any Facility Party or other Person (other than with any Collections of a Receivable of an Approved Buyer that is not a Purchased Receivable).

(b) Each Seller (or the Parent on their behalf) will instruct each applicable Approved Buyer in writing to make all payments on account of the Receivables thereof to the Collection Account, and each Invoice shall also require that payments be made to the Collection Account.

(c) Each of the Parent and each Seller hereby acknowledges and agrees that (i) the Administrative Agent shall have sole dominion and control over the Collection Account, and (ii) except as expressly set forth herein or as otherwise agreed between the Administrative Agent and the Parent, the Administrative Agent shall have no obligation to accept or otherwise act in accordance with any direction, instruction or entitlement order (as such term is defined in the UCC) with respect to the Collection Account or any financial asset credited thereto (as such term is defined in the UCC) from any Person, including any Seller or the Parent, unless otherwise ordered by a court of competent jurisdiction.

Section 4.2. Settlement.

(a) The Parent (on behalf of each Seller) shall deliver to the Administrative Agent a fully executed and delivered Settlement Date Notice no later than 11:00 a.m. (New York City time) at least one Business Day in advance of each Settlement Date.

(b) On each Settlement Date, the Administrative Agent shall transfer from the Collection Account the following amounts in the following order of priority:

(i) To the Payment Account, an amount equal to the Agreed Base Value of each Purchased Receivable received as Collections on such Purchased Receivable for all Settlement Periods prior to such Settlement Date (to the extent not previously transferred);

(ii) To the Payment Account, from Collections received on each Purchased Receivable, an amount equal to all other amounts then due and owing to the Administrative Agent and the Banks by the applicable Seller with respect to such Purchased Receivable under Section 3.4, 3.5, 3.8, 10.5 and/or Section 11;

(iii) At any time a Termination Event shall have occurred and is then continuing, to the Payment Account, from Collections received on each Purchased Receivable, an amount equal to all other amounts then due and owing to the Administrative Agent and the Banks by applicable Seller with respect to such Purchased Receivable under the Facility Documents to which such Seller is a party;

(iv) In respect of each Purchased Receivable sold hereunder prior to the termination by the Banks of each Seller as servicer hereunder, to each Seller Account, from Collections received on Purchased Receivables, the amount of the Net Incentive Servicing Fee then due and owing to the applicable Seller in respect of such Purchased Receivable;

(v) In respect of each Purchased Receivable sold hereunder on and after the termination by the Banks of each Seller as servicer hereunder, to each Seller Account, from Collections received on Purchased Receivables, the amount of the Net Post-Termination Fee then due and owing to the applicable Seller in respect of such Purchased Receivable;

(vi) To the Payment Account, an amount equal to all other amounts then due and owing to the Administrative Agent and the Banks by the Sellers pursuant to Section 13.3 and/or 15.2; and

(vii) To each Seller Account, and solely to the extent set forth in the applicable Settlement Date Notice, with respect to each Receivable owned by such Seller and that is not a Purchased Receivable, an amount equal to all Collections on such Receivable received prior to such Settlement Date for all Settlement Periods (to the extent not previously transferred), net of the foregoing clause (vi).

Section 4.3. Transfer Date.

(a) Notwithstanding anything herein to the contrary, once, on any Business Day during each fiscal quarter of the Parent (such date, a “Transfer Date”), the Sellers may cause Collections to be transferred from the Collection Account in accordance with this Section 4.3.

(b) With respect to each Transfer Date, the Parent (on behalf of each Seller) may deliver to the Administrative Agent:

(i) no later than 11:00 a.m. (New York City time) at least one Business Day in advance of such Transfer Date, a fully executed and delivered Transfer Date Notice for such Transfer Date with respect to each Receivable that is not a Purchased Receivable, together with a fully executed and delivered Settlement Date Notice with respect to each Purchased Receivable, in each case with respect to Collections in the Collection Account as of the delivery thereof;

(ii) no later than 11:00 a.m. (New York City time) on such Transfer Date, a fully executed and delivered subsequent Transfer Date Notice, together with a fully executed and delivered subsequent Settlement Date Notice with respect to each Purchased Receivable, in each case with respect to Collections received in the Collection Account subsequent to the delivery of the Transfer Date Notice and Settlement Date Notice described in the foregoing clause (i); and

(iii) if agreed to by the Parent and the Administrative Agent, prior to 5:00 p.m. on such Transfer Date, a fully executed and delivered additional subsequent Transfer Date Notice, together with a fully executed and delivered additional subsequent Settlement Date Notice with respect to each Purchased Receivable, in each case with respect to Collections received in the Collection Account subsequent to the delivery of the Transfer Date Notice and Settlement Date Notice described in the foregoing clause (ii).

(c) So long as no Facility Party’s Insolvency shall have occurred and is then continuing, the Administrative Agent shall on the applicable Transfer Date transfer to each Seller Account the following amounts:

(i) solely to the extent set forth in such Transfer Date Notices, with respect to each Receivable owned by such Seller and that is not a Purchased Receivable, an amount equal to all Collections on such Receivable received prior to the delivery of such Transfer Date Notices for all Settlement Periods (to the extent not previously transferred); and

(ii) solely to the extent set forth in such Settlement Date Notices, with respect to each Purchased Receivable, an amount determined in accordance with, and after giving effect to, Section 4.2(b).

Section 4.4. Payments Generally.

(a) All payments or transfers to be made by or on behalf of any Facility Party to the Administrative Agent and each Bank pursuant to this Agreement or in connection with any other Facility Document to which such Facility Party is a party shall be made in full, free and clear of all deductions, set-off or withholdings whatsoever except only as may be required by Law, and shall be made on the date such amount is due by 11:00 a.m. (New York City time at the place of payment) to the Collection Account (except as otherwise expressly set forth herein).

(b) On each Settlement Date other than a Settlement Date which is also a Transfer Date, in which case the next succeeding Settlement Date, the Administrative Agent shall promptly distribute to each Bank at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of all payments due to the Banks hereunder, including, without limitation, all fees payable with respect thereto, in each case to the extent received by the Administrative Agent.

(c) All payments to or for the benefit of the Banks by the Insurer with respect to any claim made under the Insurance Policy shall be made to the Payment Account and, upon receipt therein, the Administrative Agent shall promptly distribute to each Bank at such address as such Bank shall indicate in writing, such Bank’s applicable Pro Rata Share of such payments to the extent received by the Administrative Agent.

(d) All payments to be made by the Sellers and the Approved Buyers in respect of a Purchased Receivable shall be made in Dollars.

(e) Any amounts which but for this Section would fall due for payment under this Agreement on a day other than a Business Day shall be payable on the succeeding Business Day unless such Business Day would fall into a new calendar month, then such payment shall be due on the preceding Business Day. Interest calculations shall, where necessary, be adjusted accordingly.

(f) Absent manifest error, the entries made in the accounts maintained by the Administrative Agent are prima facie evidence of the matters to which they relate.

Section 4.5. Ratable Sharing. The Banks hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the

Facility Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amounts then due and owing to such Bank hereunder or under the other Facility Documents (collectively, the “Aggregate Amounts Due” to such Bank) which is greater than the proportion received by any other Bank in respect of the Aggregate Amounts Due to such other Bank, then the Bank receiving such proportionately greater payment shall (a) notify the Administrative Agent and each other Bank of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Banks so that all such recoveries of Aggregate Amounts Due shall be shared by all of the Banks in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Bank is thereafter recovered from such Bank upon the bankruptcy or reorganization of any Facility Party or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Bank ratably to the extent of such recovery, but without interest. The Facility Parties expressly consent to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by any Facility Party to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

SECTION 5. Servicing of Receivables.

Section 5.1. Appointment of Servicer.

(a) Notwithstanding the sale of Purchased Receivables pursuant to this Agreement, each Seller shall continue to be responsible for the servicing and administration of the Purchased Receivables sold by such Seller hereunder as servicer for the Administrative Agent and the Banks, all on the terms set out in this Agreement and, subject to the right of the Administrative Agent to terminate the Sellers as servicers pursuant to Section 5.2.

(b) In its capacity as a servicer, each Seller shall devote and procure that there is devoted to the servicing of Purchased Receivables sold by such Seller hereunder at least the same amount of time and attention, and shall exercise at least the same level of skill, care and diligence in their servicing, as if it were servicing Receivables legally and beneficially owned by it or an Affiliate thereof.

(c) In addition, and without limitation of the foregoing, each Seller (or the Parent on its behalf) shall:

(i) direct each Approved Buyer from which such Seller has Receivables to make all payments thereon, regardless of whether purchased by the Banks, to the Collection Account;

(ii) immediately pay over to the Collection Account any Collections of Receivables received by the Parent or such Seller which shall be received in trust for the Banks;

(iii) promptly upon becoming aware thereof, notify the Administrative Agent in the event that all or any part of any Purchased Receivable sold by such Seller hereunder is not paid in full twenty (20) days after the Maturity Date therefor; and

(iv) use all reasonable efforts to recover and enforce payment of any or all Purchased Receivables sold by such Seller hereunder, and assist the Administrative Agent and the Banks to recover and enforce payment of any or all such Purchased Receivables (including at the request of the Administrative Agent and the Banks joining in and being a party to any legal or other action which the Administrative Agent or the Banks have taken or wish to take against such Approved Buyer with the Administrative Agent being entitled to full control of such action).

Section 5.2. Termination of Appointment.

(a) The Administrative Agent may take the following actions, in each case, subject to Section 10.2, (x) at any time upon seven (7) Business Days’ prior written notice to the Parent if (A) any Facility Party is then in default of its obligations under any of the Facility Documents to which such Facility Party is a party, or (B) the “Total Leverage Ratio” (as such term is defined in the World Fuel Credit Agreement (as in effect on the Closing Date)) is, as of the most recently ended fiscal quarter of the Parent, in excess of 1.25:1.00, or (y) immediately if any Facility Party’s Insolvency occurs:

(i) at its discretion give notice to each Approved Buyer and take any lawful action to collect any Purchased Receivable sold from the applicable Seller directly from the respective Approved Buyer; and/or

(ii) by notice in writing terminate the appointment of the Sellers as its servicers for the servicing of Purchased Receivables, in which case each Seller undertakes to the Administrative Agent and the Banks not to, except as provided in Section 5.2(b) or otherwise with the prior written consent of the Administrative Agent, interfere with such servicing or collection of any Purchased Receivable nor attempt to receive, nor itself make collection from the Approved Buyer in respect of such Purchased Receivables.

(b) Upon any termination of the Sellers as servicers hereunder, the Parent and the Sellers shall thereafter take all reasonable steps as requested by the Administrative Agent to enable the Administrative Agent and the Banks to recover and enforce payment of any or all Purchased Receivables and assist the Administrative Agent and the Banks to recover and enforce payment of any or all Purchased Receivables (including at the request of the Administrative Agent and the Banks joining in and being a party to any legal or other action which the Administrative Agent or the Banks have taken or wish to take against an Approved Buyer with the Administrative Agent being entitled to full control of such action).

SECTION 6. Conditions Precedent.

Section 6.1. Conditions Precedent to the Closing Date. The effectiveness of this Agreement on the Closing Date is conditioned upon the following:

(a) The Administrative Agent shall have received all of the following documents, instruments and agreements, in each case in form and substance reasonably satisfactory to it and to each of the Banks:

(i) An executed counterpart of this Agreement, including all exhibits and schedules hereto.

(ii) Written consent of the “Administrative Agent” (as such term is defined in the World Fuel Credit Agreement) that the transactions contemplated by the Facility Documents, including, without limitation, the purchase and sale of each Purchased Receivable on a Purchase Date, constitute a “Permitted Receivables Facility” (as such term is defined in the World Fuel Credit Agreement).

(iii) Certified copies of resolutions of each Facility Party’s board of directors or equivalent governing authority authorizing this Agreement and the other Facility Documents to which such Facility Party is a party, and authorizing a person or persons to sign those documents including any subsequent notices and acknowledgements to be executed or delivered pursuant to such Facility Documents and any other documents to be executed or delivered by such Facility Party pursuant thereto, together with an officer incumbency and specimen signature certificate.

(iv) Legal opinions of counsel to the Facility Parties relating to corporate matters with respect to the transactions contemplated hereby and addressed to the Administrative Agent and the Banks as of the Closing Date.

(v) Legal opinions of outside counsel to the Facility Parties relating to the enforceability, true sale and the perfection of the ownership and security interests created hereby with respect to the transactions contemplated hereby and addressed to the Administrative Agent and the Banks as of the Closing Date.

(vi) Lien search reports as the Administrative Agent shall deem advisable with respect to the Facility Parties, and releases of any Adverse Claim on the Purchased Receivables shown in such reports.

(vii) Copies of UCC financing statements or other filings as are required to be made hereunder.

(b) The Insurance Policy shall be in full force and effect.

(c) The Administrative Agent and the Banks shall have received the fees and other amounts payable by the Facility Parties as of the Closing Date pursuant to the terms hereof and the Mandate Letter.

(d) The Administrative Agent and the Banks shall have received all documentation and other information with respect to each Facility Party and each Approved Buyer required under applicable “know-your-customer” and anti-money laundering rules and regulations, including the PATRIOT Act.

Each Bank, by delivering its signature page to this Agreement on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Facility Document and each other document, agreement, instrument, certificate or opinion required to be approved by such Bank on the Closing Date.

Section 6.2. Conditions Precedent to Each Purchase Date. Each Bank’s obligation to purchase any Receivable on a Purchase Date, including the Closing Date, is conditioned upon the following:

(a) Each of the conditions precedent set forth in Section 6.1 shall have been satisfied or otherwise waived in accordance with Section 15.6.

(b) The Administrative Agent shall have received a fully executed and completed Purchase Request three (3) Business Days prior to such Purchase Date.

(c) After giving effect to such purchase, (i) the Funded Amount shall not exceed the aggregate amount of the Commitments, (ii) no Bank’s Pro Rata Share of the Funded Amount shall exceed such Bank’s Commitment, and (iii) that portion of the Funded Amount with respect to the Purchased Receivables of any Approved Buyer shall not exceed the Approved Buyer Sublimit for such Approved Buyer.

(d) The representations and warranties made by each Facility Party in each of the Facility Documents to which such Facility Party is a party shall be true and correct in all material respects (except for those representations and warranties that are qualified by an intrinsic materiality standard, which shall be true and correct in all respects) on and as of such Purchase Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects (except for those representations and warranties that are qualified by an intrinsic materiality standard, which shall have been true and correct in all respects) on and as of such earlier date.

(e) No Termination Event shall have occurred and be continuing.

(f) The Administrative Agent and the Banks shall have received such additional information or documentation concerning the applicable Purchased Receivables, including transport documents, as it reasonably may have requested.

SECTION 7. Representations and Warranties.

Section 7.1. Generally. Each Facility Party hereby makes the following representations and warranties for the benefit of the Administrative Agent and the Banks as of the Closing Date and each Purchase Date:

(a) Such Facility Party is duly organized and validly existing and registered under the Laws of its jurisdiction of organization and has the full right, power and authority to own its property and assets and carry on its business as it is now being conducted, to enter into the Facility Documents to which such Facility Party is a party, to perform and observe all of the matters and things provided for therein, including the sale to the Banks of the Purchased Receivables, and it has taken all necessary steps to duly authorize the execution of this Agreement and the other Facility Documents to which such Facility Party is a party and the transactions contemplated hereby.

(b) This Agreement and each other Facility Document to which such Facility Party is a party has been duly authorized by such Facility Party and executed and delivered by the proper officer(s) of such Facility Party and constitute or, as the case may be, will, when made, constitute its legal, valid and binding obligations enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at law).

(c) The making and performance of this Agreement and each other Facility Document to which such Facility Party is a party and the transactions contemplated hereby will not violate any provision of (i) as to such Facility Party’s knowledge, any applicable Law, (ii) its organizational documents, or (iii) any mortgage, indenture or other agreement to which it is a party or otherwise binding on such Facility Party or any of its assets or properties nor does such making and performance with or without the passage of time or the giving of notice or other conditions, constitute an event of default or termination event (howsoever described) under any of the foregoing or result in the creation, imposition or enforceability of any Adverse Claim over any of its assets.

(d) No Facility Party’s Insolvency has occurred.

(e) The transactions contemplated by this Agreement are being consummated in order to raise capital to carry out such Facility Party’s ordinary business, with no contemplation of by such Facility Party of such Facility Party’s Insolvency occurring and with no intent to hinder, delay or defraud any of its present or future creditors.

(f) Such Facility Party’s jurisdiction of organization and “location” for purposes of the UCC, or other applicable local Law, is at the address set forth in Schedule C. Except as described in Schedule C, (i) such Facility Party has no trade names, fictitious names, assumed names or “doing business as” names and (ii) such Facility Party has not changed its jurisdiction of organization or location or its name, identity or corporate structure within the four months prior to the date of this Agreement. To the extent applicable, such Facility Party’s federal taxpayer identification number or other registration number is as set forth in Schedule C.

(g) To such Facility Party’s knowledge, other than any filings necessary in connection with the ownership interest or security interest created hereunder, no consent, license, authorization, registration, legalization, notification to, declaration with, approval or permit of, any governmental authority, agency or instrumentality (including any central banking or other monetary authority) is required in connection with the execution, delivery, performance, validity or enforceability of the Facility Documents to which such Facility Party is a party, the purchase and sale of any Purchased Receivable, or the transactions contemplated thereby, including, without limitation, no such approvals are necessary to insure the transfer and payment of amounts due under such Facility Documents and the Purchased Receivables in Dollars and in immediately available and freely transferable funds, free and clear of any taxes, withholdings or deductions, all on the terms and at the place of payment as provided for in such Facility Documents.

(h) There is no income or stamp or other tax, duty or similar impost of any government or of any subdivision or instrumentality or agency thereof, imposed by withholding or otherwise, which is imposed on or applicable to any payment to be made under any of the Purchased Receivables or the Facility Documents to which such Facility Party is a party or which is imposed on, or by virtue of the execution or delivery of, such Facility Documents or the sale of the Purchased Receivables and the agreement of such Facility Party to make and remit payments under such Facility Documents free and clear of such taxes or withholdings is legally valid.

(i) Such Facility Party is subject to commercial Law (including, bankruptcy and insolvency Laws) and is generally subject to suit and neither it, nor any of its properties or revenues, enjoys any right of immunity from any judicial proceeding, judgment or execution on a judgment or from any registration of a judgment and enforcement thereof.

(j) The transactions contemplated by the Facility Documents, including, without limitation, the purchase and sale of each Purchased Receivables on a Purchase Date, constitute a “Permitted Receivables Facility” (as such term is defined in the World Fuel Credit Agreement).

(k) No Termination Event has occurred and is continuing.

(l) To the extent applicable, each Facility Party is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act. No part of the proceeds of any purchases made hereunder have been or will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. No Facility Party is a party to any contract with any Person listed on the OFAC Lists.

Section 7.2. Purchased Receivables. Each Seller hereby makes the following representations and warranties as of each Purchase Date for the benefit of the Administrative Agent and the Banks with respect to each Purchased Receivable sold by such Seller as of such date:

(a) Such Seller is the legal and beneficial owner of such Purchased Receivable.

(b) Upon each purchase of Purchased Receivables by the Banks, the Banks shall acquire a legally valid ownership interest or a first perfected security interest in (or, if such Purchased Receivable is being sold by WFSE or WFSS, an equitable assignment of) such Purchased Receivable, free and clear of any Adverse Claim, without any need on the part of such Seller, the Administrative Agent or any Bank to (i) notify the applicable Approved Buyer, or (ii) other than any filings necessary in connection with the ownership interest or security interest created hereunder, file, register or record any of the Facility Documents or the sale of such Purchased Receivable under the Laws applicable to such Seller.

(c) By virtue of such Seller’s right to receive any payment of the Purchase Price for such Purchased Receivable, such Seller has received reasonably equivalent value for such Purchased Receivable.

(d) Upon transfer of ownership of such Purchased Receivable from such Seller to the Banks, no financing statement or other similar instrument or other filing or recordation covering such Purchased Receivable, or any interest therein, is on file in any recording office, except such as may be filed pursuant to this Agreement.

(e) The obligation of such Seller to remit payments received from the applicable Approved Buyer in Dollars to the Banks in the United States, either directly or through the Collection Account, is legally valid under the Laws applicable to such Seller and no foreign exchange registrations or approvals are necessary to effectuate such Dollar payments.

(f) All information provided by such Seller to the Administrative Agent and the Banks (including, without limitation, relating to the applicable Approved Buyer’s past payment history and commercial relationship with such Approved Buyer) is true and accurate, to such Seller’s knowledge and belief, in all material respects and nothing has been given to the Administrative Agent or any Bank or withheld from the Administrative Agent or any Bank, in each case by such Seller, that would result in such information provided being untrue or misleading in any material respect.

(g) Such Purchased Receivable is generated from a sale to an Approved Buyer (that is not a subsidiary or Affiliate of such Seller) in an eligible country (to the extent required by the Insurance Policy) pre-approved by the Banks and by the Insurer.

(h) Such Purchased Receivable is insured under the Insurance Policy.

(i) Such Purchased Receivable is freely assignable by such Seller.

(j) Such Purchased Receivable constitutes an amount due and payable by the applicable Approved Buyer on the Maturity Date of such Purchased Receivable and the Maturity Date of such Purchased Receivable is not more than ninety (90) days from the earliest of (i) the date of sale or (ii) dispatch of the goods by the Seller.

(k) Such Purchased Receivable, the applicable Contract and the applicable Invoice comply in all material respects with all applicable Laws.

(l) The applicable Invoice was issued in accordance with the applicable Contract and states that the amount specified in such Invoice will be due and payable to the applicable Seller in Dollars without the need for any other action, delivery of goods or performance of services by such Seller.

(m) Such Purchased Receivable was originated in the ordinary course of such Seller’s business and in accordance with the Parent’s credit and collection policy as then in effect, and subject to Section 7.2(q), such Seller is not aware of any material fact or circumstance why the Banks should not receive the amount due under such Purchased Receivable on or prior to the Maturity Date thereof.

(n) Such Seller has performed all of its obligations under the applicable Contract relating to such Purchased Receivable, including, without limitation, delivery of all goods and services as are due and required under such Contract with respect to the Original Amount as set forth in the applicable Invoice.

(o) Such Purchased Receivable constitutes the legal, valid and binding obligation of the applicable Approved Buyer and enforceable by such Seller against such Approved Buyer in accordance with its terms, except as limited by bankruptcy, insolvency, or other similar Laws of general application relating to or affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether such enforcement is sought in a proceeding in equity or at Law), and the obligations of such Approved Buyer in respect of such Purchased Receivable have not been prepaid in whole or in part.

(p) The goods supplied under the applicable Contract are not subject to any retention of title or equivalent clauses exercisable by such Seller or third parties, in each case, which would reasonably be expected to adversely affect the interests of the Administrative Agent or the Banks.

(q) Such Purchased Receivable is not subject to a volume or other discount (except to the extent that the amount of such discount has already been taken into account in determining the Agreed Base Value of such Purchased Receivable as set forth in the applicable Purchase Schedule or to the extent otherwise agreed by the Administrative Agent) or except as otherwise agreed by the Administrative Agent, subject to any offset, counterclaim, defense or claim by, or dispute with, the applicable Approved Buyer.

(r) The applicable Contract is in full force and effect and such Seller has not received notice that such Seller is in breach thereof.

(s) Subject to Section 7.2(v) and 7.2(aa), the applicable Approved Buyer is not in breach of or in default under the applicable Contract or under any other contractual obligation with any of the Facility Parties, which breach or default, in each case, would likely cause a “loss” covered under the Insurance Policy.

(t) The applicable Contract does not entitle the applicable Approved Buyer to exercise any set-off rights or counterclaim or to withhold, extend or delay payment on such Purchased Receivable.

(u) Under the Laws of (or applicable to) the applicable jurisdiction of organization in force as at the Closing Date, neither such Seller nor, to such Seller’s or the Parent’s knowledge, the applicable Approved Buyer will be required to make any deduction or withholding from any payment it makes to the Administrative Agent or the Banks in respect of such Purchased Receivable or the applicable Contract, and such Seller has, and such Seller is not aware that the Approved Buyer does not have, all necessary consents and licenses to purchase the underlying goods and services covered by such Purchased Receivable, including all required export and import licenses.

(v) Neither such Seller nor the Parent is aware that an Approved Buyer’s Insolvency has occurred with respect to the applicable Approved Buyer, and except as otherwise agreed by the Administrative Agent and the Insurer, such Approved Buyer is not past due under any obligation to such Seller in respect of Purchased Receivables nor has such Approved Buyer rescheduled or extended the due date of any Purchased Receivable.

(w) Under the Laws of or applicable to the jurisdiction of its organization in force as at the Closing Date, the claims of the Banks against such Seller under the Facility Documents to which such Seller is a party rank no less than pari passu with the claims of all its other unsecured creditors save those whose claims are preferred solely by any bankruptcy, insolvency, liquidation or other similar Laws of general application.

(x) There is no credit insurance policy (other than the Insurance Policy) in effect in relation to such Purchased Receivable or the applicable Approved Buyer under which any Facility Party is insured or has any rights.

(y) The credit limit under the Insurance Policy with respect to each Approved Buyer is sufficient to cover the Purchased Receivable of such Approved Buyer.

(z) To the extent applicable, the applicable Approved Buyer is in compliance, in all material respects, with (i) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (ii) the PATRIOT Act, and such Approved Buyer is not listed on the OFAC Lists.

(aa) Except as otherwise agreed by the Administrative Agent and the Insurer, there are no amounts more than thirty (30) days past due that are payable to any Facility Party with respect to any other Receivable of the applicable Approved Buyer.

SECTION 8. Covenants.

Section 8.1. General Covenants. Each Facility Party hereby agrees, at all times prior to the Final Collection Date:

(a) In the case of each Seller, to keep its jurisdiction of organization and chief executive office at the location referred to in Schedule C or, upon thirty (30) days’ prior written notice to the Administrative Agent, at such other location in a jurisdiction where all action required by Section 8.6 shall have been completed; and not change its name except upon like notice and after all action required by Section 8.6 shall have been completed.

(b) Except as otherwise provided herein, not to sell, assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon the Collection Account or any other lock-box or other account to which any Collections of any Purchased Receivable are sent.

(c) In the case of the Parent, not to amend, modify or supplement its credit and collection policies in any manner that adversely affects the collectibility or insurability of any of the Purchased Receivables.

(d) Not, directly or indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law.

Section 8.2. Purchased Receivables. Each Seller hereby agrees, at all times prior to the Final Collection Date:

(a) To duly perform all its obligations under the applicable Contract in respect of each Purchased Receivable so that each such Purchased Receivable remains a legal, valid and binding obligation of the applicable Approved Buyer enforceable against such Approved Buyer in accordance with its terms, and in its capacity as servicer hereunder, shall take all commercially reasonable measures to minimize or prevent any loss which may be incurred by the Administrative Agent or any of the Banks in the event of nonperformance of the Contract by such Seller or nonpayment of an invoice by such Approved Buyer.

(b) Not to amend any applicable Contract in any manner or have any dealing or other arrangement with the applicable Approved Buyer that adversely affects the collectibility or insurability of the applicable Purchased Receivable or the due date for payment of such Purchase Receivable, cancel or terminate such Contract and not to, or purport to, terminate, revoke or vary any term or condition of or extend the Maturity Date of any Purchased Receivable, in each case, without the prior consent in writing of the Administrative Agent, and to refrain from any other action which would in any way prejudice or limit the Administrative Agent’s or any Bank’s rights under or in respect of any Purchased Receivable.

(c) To ensure that it has shipped all goods in respect of each Purchased Receivable in conformity in all material respects with all applicable Laws (including without limitation import and export Laws).

(d) To take such action as may be required by applicable Law to perfect a sale, transfer and assignment to the Banks of each Purchased Receivable, and in the case of each Purchased Receivable sold hereunder (other than any Purchased Receivable sold hereunder by WFSS or WFSE), such that, among other things, the Banks shall be entitled to receive or take action to recover such Purchased Receivable outstanding from the applicable Approved Buyer without such Seller being required to join in, being a party to or taking in its own name legal action against such Approved Buyer.

(e) Except as otherwise provided herein, not to sell, transfer or assign (by operation of Law or otherwise) or otherwise dispose of, or create or suffer to exist any Adverse Claim upon any Purchased Receivable, such Seller’s rights, title and interest in and to the Contract in respect of such Purchased Receivable, or any other interest therein and not to, or purport to, sell, transfer or assign or otherwise deal with any of its rights in respect of such Contract or such Purchased Receivable, and such Seller shall provide the Administrative Agent with a release or disclaimer of any Adverse Claim purportedly created by any other Person over any Purchased Receivable.

Section 8.3. Reporting. The Parent hereby agrees, at all times prior to the Final Collection Date, to provide to the Administrative Agent and the Banks:

(a) No later than 11:00 am (New York time) one Business Day prior to each Settlement Date, a reconciliation report (determined as at the last day of the immediately preceding Settlement Period, or on the date otherwise agreed between the Parent and the Administrative Agent), reconciling Collections made to the Collection Account, in form and in substance as agreed upon between the Administrative Agent and the Parent.

(b) Within five (5) days after the last Business Day of each month, a monthly Portfolio Report, together with an electronic file (in a format acceptable to both the Parent and the Administrative Agent); provided, the Parent shall provide a Portfolio Report with respect to all Purchased Receivables (determined as at the Parent’s close of business on the day immediately preceding the Termination Date) to the Administrative Agent within five Business Days following the Termination Date.

(c) Promptly when available and in any event by the earlier of (i) within seventy-five (75) days after the close of each fiscal year of the Parent and (ii) within five (5) Business Days after the date on which such consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws including an extension obtained under Rule 12b-25 thereunder, a copy of the Parent’s Annual Report on Form 10-K as filed with the SEC, together with a written statement from the accountants to the effect that the examination was made in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit.

(d) Promptly when available and in any event by the earlier of (i) within fifty (50) days after the close of each fiscal quarter of the Parent and (ii) within five (5) Business Days after the date on which such consolidated financial statements for such period are required to be delivered to the SEC under the Securities Laws including an extension obtained under Rule 12b-25 thereunder, a copy of the Parent’s Quarterly Report on Form 10-Q as filed with the SEC.

(e) Within five (5) days following any request by the Administrative Agent, a certificate signed by an authorized officer of the Parent attesting to: the balance owing on each Purchased Receivable, the Maturity Date of each Purchased Receivable and the fact that the goods sold and/or services provided under the terms of the applicable Contract were shipped in accordance with the terms of such Contract, a copy of the purchase order or sales order and Invoices relating to each Purchased Receivable, and to the extent maintained by the Parent in accordance with its internal record keeping policies, a copy of the bill of lading and any other shipping document relating to the Purchased Receivable and all billings, statements, correspondence and memoranda directed to the Approved Buyer in relation to each Purchased Receivable and after the Termination Date, a full accounting of daily Collections received.

(f) Immediately upon an officer of a Facility Party becoming aware of the same, notice that any Facility Party or Approved Buyer is or has been listed on the OFAC Lists or (i) is convicted on, (ii) pleads nolo contendere to, (iii) is indicted on or (iv) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.

(g) Promptly, upon becoming aware that an Approved Buyer’s Insolvency has occurred.

(h) Promptly, such other reports, information, documents, books and records, in each case, with respect to the Purchased Receivables, as the Administrative Agent or any Bank may reasonably request.

Documents required to be delivered pursuant to Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d) (in the case of Sections 8.3(c) and 8.3(d), to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered in compliance with the time periods required by Section 8.3(a), 8.3(b), 8.3(c) or 8.3(d), as applicable, such electronic delivery shall be deemed to satisfy such requirement, it being understood that electronic documents shall be deemed to have been delivered on the date (i) on which the Parent posts such documents, or provides a link thereto, on the Parent’s website on the internet at www.wfscorp.com; provided that the Parent shall notify the Administrative Agent and the Banks (by telecopier or electronic mail) of the posting of any such documents) or (ii) on which such documents are delivered to the Administrative Agent for posting on the Parent’s behalf on an internet or intranet website, if any, to which the Administrative Agent and the Banks have access.

Section 8.4. Books and Records; Meetings. Each Facility Party hereby agrees, at all times prior to the Final Collection Date:

(a) To maintain its books and records, including but not limited to any computer files and master data processing records, so that such records that refer to Purchased Receivables sold hereunder shall indicate clearly that the applicable Seller’s right, title and interest in such Purchased Receivables have been sold to the Banks.

(b) To keep and maintain proper accounts and Sales Records and Invoices in connection with each Purchased Receivable in an up to date form (including details of each Invoice specified in the Purchase Schedule) and ensure that they are retained in suitable storage and that they indicate which Receivables are Purchased Receivables, and details of all Purchased Receivables.

(c) (i) To provide the Administrative Agent with access to the Sales Records and the Invoices in respect of Purchased Receivables upon reasonable prior notice and, subject to Section 15.18, permit the Administrative Agent to take such copies and extracts from the Sales Records and the Contracts and to provide the Administrative Agent with copies of the Invoices and the Contracts relating to Purchased Receivables as it may require and generally allow the Administrative Agent (at the Sellers’ expense) to review, check and audit the Facility Parties’ credit control procedures, and to permit the Administrative Agent and its representatives (to the extent such representatives have agreed to be bound by Section 15.18) to visit the offices and properties of the Facility Parties for the purpose of examining such records and to discuss matters relating to Purchased Receivables or the Facility Parties’ performance hereunder with any of the officers or employees of the Facility Parties having knowledge of such matters; and (ii) without limiting the provisions of clause (i), from time to time on request of the Administrative Agent, permit certified public accountants or other auditors acceptable to the Administrative Agent to conduct, at the Sellers’ expense, a review of the Facility Parties’ books and records; provided, in each case, that so long as no Termination Event is then occurring, such examinations, visits and reviews by the Administrative Agent or accountants shall occur no more than once during calendar year 2008 and no more than twice a calendar year thereafter.

(d) To participate in a meeting of the Administrative Agent and the Insurer (which shall be held via telephone unless otherwise agreed to by the Parent, the Administrative Agent and the Insurer) once during each calendar month at such time as may be agreed to by the Parent, the Administrative Agent and the Insurer to discuss the transactions hereunder and such other matters as may be requested by the Administrative

Agent, the Insurer or the Parent, including, without limitation, whether any Approved Buyer is past due under any obligation to a Seller in respect of Receivables, or whether an Approved Buyer has rescheduled or extended the due date of any Receivable.

Section 8.5. Insurance Covenants. Each Facility Party hereby agrees, at all times prior to the Final Collection Date:

(a) To comply and procure compliance with all terms, conditions, warranties, stipulations and all other provisions of the Insurance Policy applicable to such Facility Party to the extent that failure to comply and procure compliance with such terms, conditions, warranties, stipulations and provisions would adversely affect coverage of the Purchased Receivables.

(b) At the Administrative Agent’s reasonable request, to take all actions to permit the Administrative Agent to comply with all terms, conditions, warranties, stipulations and all other provisions of the Insurance Policy.

(c) Not do (or omit to do) or permit any Affiliate of any Seller to do (or omit to do) anything (including failure to disclose any fact) which causes the Insurance Policy to be rendered void, voidable, unenforceable, suspended, impaired or defeated in whole or in part.

(d) Notify the Administrative Agent immediately upon an officer of such Facility Party becoming aware of the happening of any event which would adversely affect, render void, voidable, unenforceable, suspend, impair or defeat the coverage of any Purchased Receivable under the Insurance Policy or any provision thereof relating to, or affecting coverage of, the Purchased Receivables.

(e) Promptly provide to the Administrative Agent such information as to the Insurance Policy (or as to any matter which may be relevant to the Insurance Policy) as the Administrative Agent may from time to time request to the extent such information relates to, or affects coverage of, any Purchased Receivable.

(f) Promptly ensure that full disclosure is made to the Insurer of all facts, circumstances, occurrences and other information which the Insurer requests be disclosed or which are material to the Insurance Policy, in each case, as it relates to, or affects coverage of, any Purchased Receivable.

(g) Ensure the prompt notification to the Insurer and ensure the investigation of, and preparation of reports to the Insurer and its loss adjusters of, any incident likely to give rise to a claim under the Insurance Policy with respect to any Purchased Receivable.

Section 8.6. Further Assurances. Each Facility Party hereby agrees, at all times prior to the Final Collection Date, at its expense, it will promptly execute and deliver all further instruments and documents, and take all further action, that the Administrative Agent may reasonably request in order to perfect, protect or more fully evidence or implement the transactions contemplated hereby, or to enable the Administrative Agent or the Banks to exercise or enforce any of their rights with respect to the Purchased Receivables. Without limiting the generality of the foregoing, upon the request of the Administrative Agent, each Seller will file such financing or continuation statements, or amendments thereto or assignments thereof, and such other instruments or notices as required under U. S. or local Law, as may be necessary or appropriate to perfect and preserve the interests of the Administrative Agent and the Banks in the Purchased Receivables. Each Seller hereby authorizes the Administrative Agent or its designee to file one or more financing or continuation statements, and amendments thereto and assignments thereof relative to all or any of the Purchased Receivables now existing or hereafter arising in the name of such Seller.

SECTION 9. Termination Events; Remedies.

Section 9.1. Termination Events. Each of the following events shall constitute a “Termination Event”:

(a) Any Facility Party shall fail to pay, within five (5) days of the date when due, any amount under this Agreement or any other Facility Document to which such Facility Party is a party, including, without limitation, any amount payable by such Facility Party in its capacity as servicer or under Section 11 for breaches of any warranties or covenants contained in this Agreement.

(b) An “Event of Default” (as such term is defined in the World Fuel Credit Agreement) shall have occurred and be continuing; provided, if an “Event of Default” (as such term is defined in the World Fuel Credit Agreement) with respect to Section 7.13(a), 7.13(b), 7.13(c), 7.13(d) or 7.13(e) of the World Fuel Credit Agreement shall have occurred, then, notwithstanding the definition of the term “World Fuel Credit Agreement” as set forth herein, no amendment, supplement, modification, amendment and restatement, waiver or consent with respect to any such Section (or any defined term used therein) or such “Event of Default” shall be effective for any purpose of this Agreement unless the Required Banks shall have consented thereto in writing.

(c) A Facility Party’s Insolvency shall have occurred and be continuing.

(d) Any Adverse Claim shall have occurred and be continuing for more than ten (10) Business Days with respect to any Purchased Receivable.

(e) Any representation, warranty, certification or other statement made or deemed made by any Facility Party in any Facility Document (other than in Section 7.2 hereof) or in any statement or certificate at any time given by any Facility Party in writing pursuant thereto or in connection therewith shall be false in any material respect as of the date made or deemed made.

(f) (i) Any Facility Party shall default in the performance of or compliance with any term contained in Section 8.4(c) or 8.5 or (ii) any Facility Party shall default in the performance of or compliance with any term contained in Section 8.4(d) and such default shall not have been remedied or waived within five (5) Business Days after the date thereof.

(g) Any Facility Party shall default in the performance of or compliance with any term contained herein or any of the other Facility Documents to which such Facility Party is a Party, other than any such term referred to in any other Section of this Section 9.1 or in Section 8.2, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an officer of such Facility Party becoming aware of such default or (ii) receipt by the Parent of notice from the Administrative Agent of such default.

(h) The Sellers and the Administrative Agent shall fail to agree to a more frequent Settlement Period than one week within five (5) days of the Sellers’ receipt of written request from the Administrative Agent stating in reasonable detail its rationale for such request.

(i) If (x) The Insurer shall cease to have a financial strength rating of at least BBB+ by Standard & Poor’s, a Division of The McGraw-Hill Companies, Inc. (or any successor thereto) and at least A2/Stable by Moody’s Investor Services, Inc. (or any successor thereto) or (y) the Insurance Policy shall be canceled or otherwise terminate; provided, the foregoing clauses (x) or (y), as applicable, shall not constitute a Termination Event on the condition that within thirty (30) days thereof the Parent shall have arranged for insurance coverage for the Purchased Receivables on terms and conditions substantially similar to that of the coverage of the Purchased Receivables under the Insurance Policy (as reasonably determined by the Administrative Agent) by an insurer reasonably acceptable to each Bank (it being agreed that the failure of any Bank to accept an insurer on account of such Bank not obtaining internal approval for such acceptance shall be deemed reasonable); provided, further, unless and until the foregoing condition shall have been satisfied (or waived by each Bank), no Bank shall have any obligation to purchase any Receivable hereunder.

(j) The Parent shall cease to own, directly or indirectly, and control all of the voting and economic interests of any Seller.

Section 9.2. Remedies.

(a) Upon the occurrence of any Termination Event, the Administrative Agent may (and shall, at the election of the Required Banks), by written notice to the Parent, immediately terminate the Commitments; provided, with respect to any Termination Event described in Section 9.1(c), (x) the Commitments shall automatically terminate without further action by the Administrative Agent, and (y) pursuant to Section 5.2, the Administrative Agent may, by notice in writing terminate the appointment of the Sellers as the servicers for the servicing of Purchased Receivables; provided, notwithstanding any other provision hereof, this Agreement shall continue in full force and effect with respect to Purchased Receivables already purchased, and all other rights, benefits and entitlements of the Administrative Agent, the Banks and the Facility Parties expressed or implied shall continue after such termination until the Final Collection Date.

(b) Upon any termination of this Agreement or the Commitments, the Administrative Agent and the Banks will have, in addition to their rights and remedies hereunder and under the other Facility Documents, all other rights and remedies under Law, equity or otherwise, which rights and remedies will be cumulative.

SECTION 10. Repurchase; Deemed Collections.

Section 10.1. Mandatory Repurchase. Upon the occurrence of a Repurchase Event with respect to any Purchased Receivable (other than as set forth in Section 10.5) , the Administrative Agent may (and shall, at the election of the Required Banks), by written notice, require the applicable Seller to pay to the Banks in respect of such Purchased Receivable an amount equal to the Repurchase Price of such Purchased Receivable, whereupon such amount shall become due and payable from such Seller to the Banks on the date specified in such notice (which date shall be no earlier than three Business Days following such notice).

Section 10.2. Optional Repurchase. In the event that the Administrative Agent gives notice to the Sellers of the replacement of the Sellers as servicers hereunder, then, provided no Facility Party’s Insolvency then exists, the Sellers may, at their option, repurchase all of the outstanding Purchased Receivables from the Banks for an amount equal to the Repurchase Price of such Purchased Receivables, whereupon such amount shall become due and payable from the Sellers to the Banks on the date specified in such notice (which date shall be no earlier than three Business Days following such notice).

Section 10.3. Repurchase Price; Payment.

(a) The “Repurchase Price” with respect to any Purchased Receivable repurchased pursuant to either Section 10.1 or 10.2 shall be an amount equal to the sum of (i) the Purchase Price of such Purchased Receivable (or so much of it as was paid by the Banks to the applicable Seller and remains unpaid), plus (ii) all accrued Discount thereon to the date of repurchase, plus (iii) all accrued TSCP Fee thereon to the date of repurchase, plus (iv) Default Interest thereon from the date such Repurchase Price becomes due under this Section to the Settlement Date occurring immediately after the date of the applicable Seller’s payment in full thereof, plus (v) any other amounts then payable by such Seller hereunder, including breakage costs due hereunder.

(b) The proceeds of the Repurchase Price of any Purchased Receivable repurchased pursuant to either Section 10.1 or 10.2 shall be shall be paid to the Administrative Agent at the Collection Account and on the Settlement Date occurring immediately after the date after receipt thereof, the Administrative Agent shall promptly distribute to each Bank such proceeds in an amount equal to such Bank’s Pro Rata Share thereof.

Section 10.4. Mechanics of Repurchase. On the Settlement Date occurring immediately after receipt of the Repurchase Price with respect to any Purchased Receivable, the Administrative Agent and the Banks shall (at the cost and expense of the applicable Seller) execute such documents as may be necessary or reasonably requested by (and, at its expense, shall be prepared by) the Parent to re-assign such Purchased Receivable without recourse, representation or warranty (except as to the title thereto by the Banks and that neither the Administrative Agent nor any Bank has voluntarily placed any Encumbrances thereon), to the applicable Seller.

Section 10.5. Deemed Collections.

(a) The applicable Seller shall be deemed to have received a Collection on a Purchased Receivable on the date, if any, that the Original Amount of such Purchased Receivable:

(i) is reduced or adjusted as a result of any defective, rejected, returned, repossessed or foreclosed merchandise, any defective or rejected services, any discount or other adjustment by the applicable Seller or any other Person (including on account of credits, rebates, chargebacks, inventory transfers, allowances for early payments and other allowances) or any obligation of such Seller or any other Person to make such a discount or adjustment;

(ii) is reduced or cancelled as a result of a setoff, deduction or counterclaim in respect of any claim by the applicable Approved Buyer against such Seller or any other Person (whether such claim arises out of the same or a related or an unrelated transaction); or

(iii) otherwise is less than the amount reported by such Seller in (or for purposes of) any settlement statement delivered pursuant to this Agreement, unless the receipt of Collections on such Purchased Receivable or such Purchased Receivable being written off as uncollectible based on the applicable Approved Buyer’s Insolvency or other Covered Event as reasonably determined by the Administrative Agent.

(b) All deemed Collections referred to in Section 10.5(a) shall be equal to the applicable amount of the reduction, adjustment, cancellation or setoff with respect thereto, and shall be remitted by such Seller to the Collection Account the date of receipt thereof is deemed to occur pursuant to Section 10.5(a).

SECTION 11. Indemnity.

Section 11.1. Indemnity. Each Seller agrees to indemnify, defend and save harmless the Administrative Agent and each Bank (including each of its branches, Affiliates, officers, directors, employees or other agents, the “Indemnified Party”) within three Business Days of demand therefor, from and against any and all actual out-of-pocket losses, claims, damages, liabilities, costs and expenses of such Person (including, without limitation, all reasonable attorneys’ fees and expenses, expenses incurred by their respective credit recovery groups (or any successors thereto) and expenses of settlement, litigation or preparation therefor) (collectively, “Indemnified Amounts”) which any Indemnified Party may incur or which may be asserted against any Indemnified Party by any person (including, without limitation, any Approved Buyer or any other person whether on its own behalf or derivatively on behalf of any Seller) arising from or incurred in connection with any of the following:

(a) any defect in authenticity or any discrepancy between (x) the records of such Seller in respect of a Purchased Receivable sold by such Seller hereunder or the documents issued by such Seller supporting such Purchased Receivable and (y) the information provided to the Administrative Agent or any Bank with respect to such Purchased Receivable;

(b) any claim with respect to a Purchased Receivable sold by such Seller hereunder not covered under the Insurance Policy by reason of an exclusion, a deductible, a credit limit or a policy limitation thereunder;

(c) any failure of such Seller to comply with a term or condition of the Insurance Policy applicable to such Seller and which renders a Purchased Receivable sold by such Seller hereunder to be ineligible for coverage under the Insurance Policy;

(d) any failure of such Seller to promptly take any action or execute any document or instrument of assignment under any applicable Law with respect to a Purchased Receivable sold by such Seller hereunder when reasonably requested to do so by the Administrative Agent or the Insurer;

(e) any enforcement of any obligation of such Seller under this Agreement and the other Facility Documents to which such Seller is a party or any investigation, litigation or proceeding related to this Agreement or the use of proceeds of purchases hereunder or the ownership of, or in respect of, a Purchased Receivable sold by such Seller hereunder or a Contract thereof;

(f) any failure of any representation or warranty made by such Seller in any Facility Document to which such Seller is a party to be true and correct in all material respects (except for any representation or warranty that is qualified by an intrinsic materiality standard, which fails to be true and correct in all respects) on the date on which representation or warranty is made or deemed to by made, except to the extent any such representation or warranty specifically relates to an earlier date, in which case such representation or warranty fails to have been true and correct in all material respects (except for any representation or warranty that is qualified by an intrinsic materiality standard, which fails to be true and correct in all respects) on and as of such earlier date;

(g) any commingling by such Seller of any Collections of a Purchased Receivable sold by such Seller hereunder at any time with other funds of any Facility Party or other Person (other than with any Collections of a Receivable of an Approved Buyer that is not a Purchased Receivable) or any payment by an Approved Buyer on a Purchased Receivable sold by such Seller hereunder to an account other than the Collection Account;

(h) any failure of a first priority perfected ownership interest or security interest in a Purchased Receivable sold by such Seller hereunder to vest in the Administrative Agent and the Banks, free and clear of any Adverse Claim (or, if such Receivable is being sold by WFSE or WFSS, any failure of such sale to constitute an equitable assignment of such Receivable);

(i) any failure of such Seller to perform any of its duties or obligations under any Facility Document to which such Seller is a party;

(j) any failure of a Purchased Receivable sold by such Seller hereunder or the related Contract to be in conformity in any material respect with any applicable Law;

(k) any claim or dispute resulting from the sale of the merchandise or services related to a Purchased Receivable sold by such Seller hereunder or the furnishing or failure to furnish such merchandise or services including, without limitation, any discount (other than a discount already taken into account in determining the Original Amount of such Purchased Receivable as set forth in the applicable Purchase Schedule or otherwise agreed to by the Administrative Agent), adjustment, offset, withholding tax, deduction, counterclaim, warranty issue or refusal of the applicable Approved Buyer to pay (other than as a result of a Covered Event with respect to such Approved Buyer); provided, if a Purchased Receivable sold by such Seller hereunder is more than thirty (30) days past due, other than as a result of a Covered Event with respect to such Approved Buyer (as reasonably determined by the Administrative Agent), then, except as the Parent and the Administrative Agent shall reasonably agree, it shall be deemed that such Approved Buyer has asserted a contractual claim or dispute with respect to such Purchased Receivable subject to this clause (k);

(l) any products liability claim arising out of or in connection with merchandise or services that are the subject of a Purchased Receivable sold by such Seller hereunder;

(m) any tax or governmental fee or charge (but not including taxes upon or measured by net income of the Administrative Agent or any Bank) together with all interest and penalties thereon or with respect thereto that arise by reason of the purchase or ownership of a Purchased Receivable sold by such Seller hereunder or in any goods which secure such Purchased Receivable;

(n) any illegality, invalidity or non-enforceability against the Approved Buyer of a Purchased Receivable sold by such Seller hereunder, or any other legal defect, impediment or other legal insufficiency with respect to such Purchased Receivable;

(o) any illegality, invalidity or non-enforceability of the sale a Purchased Receivable sold by such Seller hereunder to the Banks, or any other legal defect, impediment or other legal insufficiency with respect to such sale; and

(p) any failure of such Seller (or the applicable Approved Buyer, if by the terms of the applicable Contract such Approved Buyer was responsible) to obtain and maintain all licenses, approvals, or other authorizations required for the performance of the applicable Contract.

Section 11.2. Certain Limitations. Notwithstanding the foregoing, no Seller shall be obligated to indemnify any Indemnified Party (whether through direct recourse or through a reduction of the Net Incentive Servicing Fee) with respect to any Indemnified Amount:

(a) That is caused by such Indemnified Party’s own gross negligence or willful misconduct or breach of this Agreement or the Insurance Policy, in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction;

(b) That is recovered through the applicable Repurchase Price of a Purchased Receivable, if any;

(c) That constitutes a credit loss resulting from a Covered Event with respect to an Approved Buyer; or

(d) That would have been covered by a claim made under the Insurance Policy but for the failure of the Administrative Agent to timely and properly file such a claim; provided, the foregoing limitation shall apply only if (i) the applicable Seller shall have taken all action as reasonably requested by the Administrative Agent with respect to such claim, and (ii) such Seller shall have not taken any action or inaction to cause, or that would otherwise result in, the applicable Purchased Receivable being ineligible for coverage under the Insurance Policy.

SECTION 12. Parent Guaranty.

Section 12.1. Guaranty. The Parent hereby unconditionally and irrevocably guarantees to the Administrative Agent and each Bank the due and punctual payment, performance and observance by each of the Sellers of all of the terms, covenants, conditions, agreements, representations, warranties, indemnities and undertakings on the part of each of the Sellers to be performed or observed under this Agreement, including, without limitation, the punctual payment when due of all obligations of each of the Sellers now or hereafter existing under this Agreement, whether for indemnification payments, fees, expenses, repurchase obligations or otherwise, and including interest which, but for the filing of a petition in bankruptcy with respect to any Seller, would have accrued on any obligation, whether or not a claim is allowed against such Seller for such interest in the related bankruptcy proceeding (all of the foregoing being collectively referred to as the “Obligations”). In the event that any of the Sellers shall fail in any manner whatsoever to perform or observe any of the Obligations when the same shall be required to be performed or observed under this Agreement (subject to any applicable cure periods), then upon the written demand of the Administrative Agent, the Parent shall perform, cause to be performed or make payment to allow such Obligations to be performed.

Section 12.2. No Limitations, Etc. The Parent further agrees that nothing contained herein shall prevent the Administrative Agent or any Bank from foreclosing on its Encumbrance on any asset, if any, or from exercising any other rights available to it under this Agreement or any other instrument of security, if any, and the exercise of any of the aforesaid rights and the completion of any foreclosure proceedings shall not constitute a discharge of any of the Parent’s obligations hereunder; it being the purpose and intent of the Parent that its obligations hereunder shall be absolute, independent and unconditional under any and all circumstances. Neither the Parent’s obligations hereunder nor any remedy for the enforcement thereof shall be impaired, modified, changed, released or limited in any manner whatsoever by an impairment, modification, change, release or limitation of the liability of any of the Sellers or by reason of any Facility Party’s Insolvency. The Parent waives any and all notices of the creation, renewal, extension or accrual of or increase in any of the Obligations and notice of or proof of reliance by Administrative Agent or any Bank upon this Section 12 or acceptance of this Section 12. This Agreement shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Section 12. All dealings between the Sellers and the Parent, on the one hand, and the Administrative Agent and the Banks, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Section 12.

Section 12.3. Certain Waivers, Etc. The Parent hereby waives any and all presentments, demands, notices, and protests against the Parent, and any requirement that the Administrative Agent or any Bank commence or exhaust any remedies against any of the Sellers or any collateral securing the Obligations. The Parent’s liability hereunder shall be unconditional irrespective of (a) any lack of enforceability of the Obligations, (b) any Law with respect thereto, and (c) any other circumstance which might otherwise constitute a defense available to, or discharge of, the Sellers or the Parent. This guarantee is a guarantee of payment and performance and not of collection and shall remain in full force and effect until payment in full of the Obligations. The obligations of the Parent under this Section 12 rank and will rank pari passu in priority of payment with all other unsecured and unsubordinated obligations for borrowed money of the Parent. All payments under this Section 12 by the Parent shall be made by the Parent on the date when due and shall be made in Dollars and in immediately available and freely transferable funds at the Collection Account.

SECTION 13. Withholding; Grossing Up; Breakage Cost Indemnity; Changes in Circumstances; Funding Determinations.

Section 13.1. Withholding; Grossing Up.

(a) If any deduction or withholding is required by Law in respect of any payment due from any Facility Party to the Administrative Agent or any Bank pursuant to or in connection with any Facility Document to which such Facility Party is a party, such Facility Party shall (i) ensure or procure that the deduction or withholding is made and that it does not exceed the minimum legal requirement; (ii) pay, or procure the payment of, the full amount deducted or withheld to the relevant Taxation or other authority in accordance with the applicable Law; (iii) increase the payment in respect of which the deduction or withholding is required so that the net amount received by such Person after the deduction or withholding (and after taking account of any further deduction or withholding which is required to be made as a consequence of the increase) shall be equal to the amount which the payee would have been entitled to receive in the absence of any requirement to make any deduction or withholding; and (iv) promptly deliver or procure the delivery to such Person of receipts evidencing each deduction or withholding which has been made. If any payment has any additional amounts for taxes (including sale taxes, excise taxes or other similar amounts), such amounts will not be subject to the Administrative Agent’s or any Bank’s interests and such amounts will be promptly paid to the applicable Facility Party.

(b) Each Bank represents and warrants to the Facility Parties that payments to such Bank hereunder are not subject to U.S. withholding tax. If requested by the Parent,

each Bank shall provide to the Parent an executed Internal Revenue Service Form W-8ECI or Form W-8BEN, as applicable, or any successor form prior to the date hereof and a new Form W-8ECI or Form W-8BEN, as applicable, (or any successor form) prior to the start of each year occurring thereafter to establish that payments made to such Bank hereunder are exempt from U.S. withholding tax.

Section 13.2. Breakage Cost Indemnity. Each Seller agrees to indemnify each Bank within five (5) Business Days of written demand therefor (which demand shall be accompanied by a statement setting forth in reasonable detail the basis for the amount being claimed) against any loss or expense (including, but not limited to, any loss or expense sustained or incurred or to be sustained or incurred by such Bank in liquidating or employing deposits acquired or contracted for to effect or maintain its acquisition of Purchased Receivables or any part thereof, but excluding any loss of anticipated profits) which such Bank has sustained or incurred as a consequence of (a) a purchase of Receivables from such Seller not being made following the delivery of any Purchase Request to such Bank, by reason of the non-fulfilment of any of the conditions precedent or otherwise or (b) a repurchase of Purchased Receivables by such Seller prior to the end of the applicable LIBOR period.

Section 13.3. Changes in Circumstances. Each Seller, shall, within five (5) Business Days of a demand by any Bank, pay the amount of any Increased Costs incurred by such Bank as a result of (a) the introduction of or any change in (or in the interpretation, administration or application of) any Law, in each case after the date of this Agreement, or (b) compliance with any Law taking effect after the date of this Agreement, in each case, applicable to such Seller. If any Bank intends to make a claim pursuant to the foregoing, it shall notify the Parent of the event giving rise to such claim and provide a certificate confirming the amount of its Increased Costs; provided, this Section does not apply to the extent any Increased Cost is (i) attributable to a Tax Deduction required by Law to be made by the Sellers, (ii) compensated for by Section 11.1; or (iii) attributable to the willful breach by such Bank of any Law; or (iv) attributable to increased costs as a result of the income tax, franchise tax or similar obligations of such Bank.

Section 13.4. Funding Determinations. If the Administrative Agent shall have determined (which determination shall be final and conclusive and binding upon all parties hereto) that (a) Dollar deposits in the applicable amount and for the applicable period are not available to the Banks in their relevant markets; (b) by reason of circumstances affecting any Bank’s relevant market, adequate means do not exist for ascertaining LIBOR; or (c) LIBOR as determined does not adequately and fairly reflect the cost to any Bank of funding its purchase of the Receivables, then, in any such event, upon notice from the Administrative Agent to the Sellers, “LIBOR” as used in the Facility Documents shall thereafter mean the rate determined by the Administrative Agent as of such date at which Dollars are generally available to the Administrative Agent for a term comparable to the applicable period in an amount comparable to the applicable amount in Dollars.

Section 13.5. Obligation to Mitigate. Each Bank agrees that, as promptly as practicable after the officer of such Bank responsible for administering its purchase of Receivables becomes aware of the occurrence of an event or the existence of a condition that would entitle such Bank to receive payments under Section 13.1, 13.2 or 13.3, it will, to the extent not inconsistent with the internal policies of such Bank and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its purchases hereunder through another office of such Bank, or (b) take such other measures as such Bank may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Bank pursuant to Section 13.1, 13.2 or 13.3 would be materially reduced and if, as determined by such Bank in its sole discretion, the purchase of Receivables through such other office or in accordance with such other measures would not otherwise adversely affect the interests of such Bank; provided, such Bank will not be obligated to utilize such other office pursuant to this Section 13.5 unless the Parent agrees to pay all incremental expenses incurred by such Bank as a result of utilizing such other office as described above. A certificate as to the amount of any such expenses payable by the Parent pursuant to this Section 13.5 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Bank to the Parent (with a copy to the Administrative Agent) shall be conclusive absent manifest error.

SECTION 14. Administrative Agent.

Section 14.1. Appointment. HSBC is hereby appointed the Administrative Agent hereunder and under the other Facility Documents and each Bank hereby authorizes the Administrative Agent to act as its agent in accordance with the terms hereof and the other Facility Documents. The Administrative Agent hereby agrees to act upon the express conditions contained herein and the other Facility Documents, as applicable. The provisions of this Section 14 are solely for the benefit of the Administrative Agent and the Banks and no Facility Party shall have any rights as a third party beneficiary of any of the provisions thereof (other than Sections 14.5, 14.7 and 14.9). In performing its functions and duties hereunder, the Administrative Agent shall act solely as an agent of the Banks and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for any Facility Party.

Section 14.2. Powers and Duties. Each Bank irrevocably authorizes the Administrative Agent to take such action on such Bank’s behalf and to exercise such powers, rights and remedies hereunder and under the other Facility Documents as are specifically delegated or granted to the Administrative Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. The Administrative Agent shall have only those duties and responsibilities that are expressly specified herein and in the other Facility Documents. The Administrative Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. The Administrative Agent shall not have, by reason hereof or any of the other Facility Documents, a fiduciary relationship in respect of any Bank; and nothing herein or any of the other Facility Documents, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect hereof or any of the other Facility Documents except as expressly set forth herein or therein.

Section 14.3. General Immunity.

(a) No Responsibility for Certain Matters. The Administrative Agent shall not be responsible to any Bank for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or of any other Facility Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by the Administrative Agent to the Banks or by or on behalf of any Facility Party to the Administrative Agent or any Bank in connection with the Facility Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Facility Party or any other Person liable for the payment of any Obligations, nor shall the Administrative Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Facility Documents or as to the use of the proceeds of the purchases hereunder or as to the existence or possible existence of any Termination Event. Anything contained herein to the contrary notwithstanding, the Administrative Agent shall not have any liability arising from confirmations of the amount of the Agreed Base Values.

(b) Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, partners, directors, employees or agents shall be liable to the Banks for any action taken or omitted by the Administrative Agent under or in connection with any of the Facility Documents except to the extent caused by the Administrative Agent’s gross negligence or willful misconduct. The Administrative Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Facility Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until the Administrative Agent shall have received instructions in respect thereof from the Required Banks (or such Banks as may be required to give such instructions under Section 15.6) and, upon receipt of such instructions from the Required Banks (or such Banks as may be required to give such instructions under Section 15.6, as the case may be), the Administrative Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) the Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for the Facility Parties), accountants, experts and other professional advisors selected by it; and (ii) no Bank shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or (where so instructed) refraining from acting hereunder or any of the other Facility Documents in accordance with the instructions of the Required Banks (or such Banks as may be required to give such instructions under Section 15.6).

(c) Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers under this Agreement or under any other Facility Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory, indemnification and other provisions of this Section 14.3 and of Section 14.6 shall apply to any Affiliates of the Administrative Agent and shall apply to their respective activities in connection with the syndication of the receivables purchase facility provided for herein as well as activities as the Administrative Agent. All of the rights, benefits, and privileges (including the exculpatory and indemnification provisions) of this Section 14.3 and of Section 14.6 shall apply to any such sub-agent and to the Affiliates of any such sub-agent, and shall apply to their respective activities as sub-agent as if such sub-agent and Affiliates were named herein. Notwithstanding anything herein to the contrary, with respect to each sub-agent appointed by the Administrative Agent, (i) such sub-agent shall be a third party beneficiary under this Agreement with respect to all such rights, benefits and privileges (including exculpatory rights and rights to indemnification) and shall have all of the rights and benefits of a third party beneficiary, including an independent right of action to enforce such rights, benefits and privileges (including exculpatory rights and rights to indemnification) directly, without the consent or joinder of any other Person, against any or all of the Facility Parties and the Banks, (ii) such rights, benefits and privileges (including exculpatory rights and rights to indemnification) shall not be modified or amended without the consent of such sub-agent, and (iii) such sub-agent shall only have obligations to the Administrative Agent and not to any Facility Party, any Bank or any other Person and no Facility Party, any Bank or any other Person shall have any rights, directly or indirectly, as a third party beneficiary or otherwise, against such sub-agent.

Section 14.4. Administrative Agent Entitled to Act as Bank. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, the Administrative Agent in its individual capacity as a Bank hereunder. With respect to its purchases hereunder, the Administrative Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Bank” shall, unless the context clearly otherwise indicates, include the Administrative Agent in its individual capacity. The Administrative Agent and its Affiliates may accept deposits from, lend money to, own securities of and generally engage in any kind of banking, trust, financial advisory or other business with the Facility Parties or any of them or their Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Parent for services in connection herewith and otherwise without having to account for the same to the Banks.

Section 14.5. Banks’ Representations and Warranties. Each Bank represents and warrants that it has made its own independent investigation of the financial condition and affairs of the Facility Parties and the Approved Buyers in connection with the transactions contemplated hereby and that it has made and shall continue to make its own appraisal of the Facility Parties and the Approved Buyers. Except to the extent as expressly set forth herein, the Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of the Banks or to provide any Bank with any information with respect thereto, whether coming into its possession before the making of the purchases contemplated hereby or at any time or times thereafter, and the Administrative Agent shall have no responsibility with respect to the accuracy of or the completeness of any information provided to the Banks.

Section 14.6. Right to Indemnity. Each Bank, in proportion to its Pro Rata Share, severally agrees to indemnify the Administrative Agent, to the extent that the Administrative

Agent shall not have been reimbursed by any Facility Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements, whether incurred in a third party action or in an action to enforce this agreement or any other Facility Document) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Facility Documents or otherwise in its capacity as the Administrative Agent in any way relating to or arising out hereof or the other Facility Documents; provided, no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s gross negligence or willful misconduct. If any indemnity furnished to the Administrative Agent for any purpose shall, in the opinion of the Administrative Agent, be insufficient or become impaired, the Administrative Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Bank to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Bank’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Bank to indemnify the Administrative Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

Section 14.7. Successor Administrative Agent. The Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to the Banks and the Parent. Upon any such notice of resignation, the Required Banks shall have the right to appoint a successor Administrative Agent with the prior written consent of the Parent (such consent not to be unreasonably withheld or delayed) so long as no Termination Event is then continuing. If the Required Banks shall have not appointed a successor Administrative Agent within thirty (30) days after receipt of notice from the retiring Administrative Agent (regardless of whether the Parent shall have consented to such appointment), the retiring Administrative Agent may appoint a successor agent among the Banks or any other financial institution on behalf of the Banks. Upon the acceptance of any appointment as the Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall promptly (a) transfer to such successor Administrative Agent all sums, securities and other items of Purchased Receivables held under the Facility Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Facility Documents, and (b) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Facility Documents, whereupon such retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Section 14 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder.

Section 14.8. Receivables and Guaranty. Anything contained in any of the Facility Documents to the contrary notwithstanding, each Facility Party, the Administrative Agent and each Bank hereby agree that (a) no Bank shall have any right individually to realize upon any of the Receivables or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, on behalf of the Banks in accordance with the terms hereof and all powers, rights and remedies hereunder may be exercised solely by the Administrative Agent, and (b) in the event of a foreclosure by the Administrative Agent on any of the Purchased Receivables pursuant to a public or private sale or other disposition, the Administrative Agent or any Bank may be the purchaser or licensor of any or all of such Purchased Receivables at any such sale or other disposition and the Administrative Agent, as agent for and representative of such Bank (but not any Bank or Banks in its or their respective individual capacities unless Required Banks shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Purchased Receivables sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by the Administrative Agent at such sale or other disposition.

Section 14.9. Administrative Agent Undertakings. The Administrative Agent hereby agrees, at all times prior to the Final Collection Date:

(a) to promptly disclose all contents of the Insurance Policy to the Parent, including without limitation, any amendments, supplements, riders, waivers and other modifications thereto;

(b) to the extent the Administrative Agent’s or any Bank’s consent is required to amend, supplement or otherwise modify the Insurance Policy pursuant to the terms thereof, not give such consent or cause such consent to be given without the prior written consent of the Parent;

(c) to promptly provide to the Parent a copy of all notices, requests and other communications sent by or to the Insurer (including without limitation any waiver of any provision of the Insurance Policy granted by the Insurer);

(d) to report to the Insurer in accordance with the terms of the Insurance Policy all relevant information provided by any Facility Party to the Administrative Agent or provided to the Administrative Agent by any Bank; and

(e) to promptly perform all of its obligations as to filing claims under the Insurance Policy.

Section 14.10. Amounts Held for Benefit of Banks. All Collections with respect to Purchased Receivables which pursuant to the terms of the Facility Documents are to be allocated or paid over to the Banks and which are from time to time under the control of, in the possession of or on deposit with the Administrative Agent shall be held by the Administrative Agent for the benefit of the Banks in accordance with their respective Pro Rata Shares thereof.

SECTION 15. Miscellaneous.

Section 15.1. Costs and Expenses. The Parent hereby agrees to pay promptly (a) the actual, reasonable and documented out-of-pocket costs, fees and expenses incurred by the Administrative Agent in connection with the negotiation, preparation, execution and administration of the Facility Documents and the transactions contemplated thereby, including, without limitation, the actual, reasonable and documented costs, fees, expenses and disbursements of one outside counsel to the Administrative Agent incurred in connection therewith, and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (b) after the occurrence of a Termination Event, all reasonable costs, fees and expenses, including reasonable costs, fees, expenses and disbursements of outside counsel and costs of settlement, incurred by the Administrative Agent and the Banks in enforcing any Obligations of or in collecting any payments due from any Facility Party under the Facility Documents to which such Facility Party is a party by reason of such Termination Event.

Section 15.2. Duties and Taxes. All stamp, documentary, registration or other like duties or taxes (excluding taxes upon or measured by the net income of the Administrative Agent or any Bank and excluding any taxes imposed on the Insurer), including withholding taxes and any penalties, additions, fines, surcharges or interest relating thereto, or any notarial fees which are imposed or chargeable on or in connection with this Agreement or any other Facility Document and the Insurance Policy or any other document executed pursuant hereto or thereto shall be paid by the applicable Sellers, it being understood and agreed that the Administrative Agent shall be entitled but not obliged to pay any such duties or taxes (whether or not they are its primary responsibility), and the applicable Sellers shall within three (3) Business Days of demand therefor indemnify the Administrative Agent against those duties or taxes and against any costs and expenses so incurred by it in discharging such Sellers.

Section 15.3. Set-Off. Each Facility Party hereby authorizes the Administrative Agent and each Bank to, upon reasonable prior written notice to such Facility Party (unless a Termination Event shall have occurred and be continuing, in which case no such notice need be given), apply any credit balance (in whatever currency denominated) on first, the Collection Account, and thereafter on any other account of such Facility Party with such Bank or any Affiliate of such Bank, in satisfaction of any sum due and payable by such Facility Party pursuant to the terms of this Agreement.

Section 15.4. Notices. All notices, requests and demands given or made under the Facility Documents shall be given or made in writing and unless otherwise stated shall be made by telefax, letter or electronic transmission using the address as specified below or such other address as the party may designate to the other party:

To the Facility Parties:	World Fuel Services Corporation
World Fuel Services, Inc.
World Fuel Services Europe, Ltd.
World Fuel Services (Singapore) Pte. Ltd.
Attention:	Steve Klueg

Street Address:	9800 NW 41st Street
Suite 400
Miami, FL 33178
Facsimile:	201-692-3247
E-mail:	sklueg@wfscorp.com

With a copy to:	Chadbourne & Parke LLP
Attention:	Scott D. Berson
Street Address:	30 Rockefeller Plaza, New York, New York 10112
Facsimile:	212.541.5369
E-mail:	sberson@chadbourne.com

To the Administrative Agent:	HSBC Bank USA, National Association
Attention:	Donna Riley
Street Address:	1 HSBC Center, 26th Floor, Buffalo, NY 14203
Facsimile:	716-841-0269
E-mail:	donna.l.riley@us.hsbc.com

With a copy to:	HSBC Bank USA, National Association
Attention:	Shawn Alexander
Street Address:	1441 Brickell Ave, 16th Floor Miami FL 33133
Facsimile:	305-539-4930
E-mail:	shawn.d.alexander@us.hsbc.com

To Each Bank:	At the Address set forth on such Bank’s signature page hereto or in the applicable Assignment and Assumption Agreement

All notices, requests and demands shall be deemed to have been duly given or made when dispatched by telefax when the confirmation showing the completed transmission received or, if mailed via a reputable international courier, when it has been left at the applicable address or five (5) Business Days after being delivered to such reputable international courier, in an envelope addressed to the applicable person at that address and to the attention of the person(s) set forth above, or if delivered by electronic mail, when transmitted to an electronic mail address as provided above. The Facility Parties, the Administrative Agent and each Bank shall promptly inform each other of any changes in their respective addresses or facsimile numbers specified hereabove.

Section 15.5. Assignments and Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and permitted assigns of the Banks. No Facility Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Facility Party without the prior written consent of all of the Banks. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Administrative Agent and the Banks) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Each Facility Party, the Administrative Agent and the Banks shall deem and treat the Persons listed as the Banks in the Register as the holders and owners of the corresponding Commitments and purchases listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or purchase shall be effective, in each case, unless and until recorded in the Register following receipt of an Assignment Agreement effecting the assignment or transfer thereof, together with the required forms and certificates regarding tax matters and any fees payable in connection with such assignment, in each case, as provided in Section 15.5(d). Each assignment shall be recorded in the Register on the Business Day the Assignment Agreement is received by the Administrative Agent, if received by 12:00 noon New York City time, and on the following Business Day if received after such time, prompt notice thereof shall be provided to the Parent and a copy of such Assignment Agreement shall be maintained. The date of such recordation of a transfer shall be referred to herein as the “Assignment Effective Date.” Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Bank shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or purchases.

(c) Right to Assign. Each Bank shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or amounts owing to it or other Obligation:

(i) to any Person meeting the criteria of clause (a) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Parent and the Administrative Agent; and

(ii) to any Person meeting the criteria of clause (b) of the definition of the term of “Eligible Assignee” and consented to by each of the Parent and the Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of the Parent, required at any time a Termination Event shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 15.5(c)(ii) shall be in an aggregate amount of not less than $2,500,000 (or such lesser amount as may be agreed to by the Parent and the Administrative Agent or as shall constitute the aggregate amount of the Commitments and purchases of the assigning Bank).

(d) Mechanics. Assignments and assumptions of Commitments and purchases shall only be effected by manual execution and delivery to the Administrative Agent of an Assignment Agreement and shall be effective as of the applicable Assignment Effective Date. In connection with all assignments there shall be delivered to the Administrative Agent such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver pursuant to Section 13.1(b), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (except that no such registration and processing fee shall be payable in the case of an assignee which is already a Bank, is an Affiliate or Related Fund of a Bank or is a Person under common management with a Bank).

(e) Representations and Warranties of Assignee. Each Bank, upon execution and delivery hereof or upon succeeding to an interest in the Commitments and Purchased Receivables represents and warrants as of the Closing Date or as of the Assignment Effective Date that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or receivables such as the applicable Commitments or Purchased Receivables; and (iii) it will make its Commitments or purchases for its own account in the ordinary course of its business and without a view to distribution of such Commitments or purchases within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 15.5, the disposition of such Commitments or purchases or any interests therein shall at all times remain within its exclusive control).

(f) Effect of Assignment. Subject to the terms and conditions of this Section 15.5, as of the Assignment Effective Date (i) the assignee thereunder shall have the rights and obligations of a “Bank” hereunder to the extent of its interest in the purchases and Commitments as reflected in the Register and shall thereafter be a party hereto and a “Bank” for all purposes hereof; (ii) the assigning Bank thereunder shall, to the extent that rights and obligations hereunder have been assigned to the assignee, relinquish its rights (other than any rights which survive the termination hereof) and be released from its obligations hereunder (and, in the case of an assignment covering all or the remaining portion of an assigning Bank’s rights and obligations hereunder, such Bank shall cease to be a party hereto on the Assignment Effective Date; provided, anything contained in any of the Facility Documents to the contrary notwithstanding, such assigning Bank shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Bank as a Bank hereunder); and (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Bank, if any. Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with clauses (b) through (f) shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with clause (g).

(g) Participations. Each Bank shall have the right at any time to sell one or more participations to any Person (other than Parent or any of its Affiliates) in all or any part of its Commitments, purchases or in any other Obligation. The holder of any such participation, other than an Affiliate of the Bank granting such participation, shall not be entitled to require such Bank to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that required the consent of all Banks pursuant to Section 15.6(b). The Parent agrees that each participant shall be entitled to the benefits of Sections 13.1, 13.2 and 13.3 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, a participant shall not be entitled to receive any greater payment under Section 13.1 or 13.2 than the applicable Bank would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Parent’s prior written consent and provided, further that any participant shall be entitled to the benefits of Section 13.1 only if it has delivered all forms as required by Section 13.1(b). To the extent permitted by law, each participant also shall be entitled to the benefits of Section 15.3 as though it were a Bank; provided, such participant agrees to be subject to Section 4.4 as though it were a Bank.

(h) Certain Other Assignments and Participations. In addition to any other assignment or participation permitted pursuant to this Section 15.5, any Bank may assign and/or pledge all or any portion of its interest hereunder and other Obligations owed by or to such Bank to secure obligations of such Bank, including, without limitation, to any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors and any operating circular issued by such Federal Reserve Bank; provided, no Bank, as between the Parent and such Bank, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Bank” or be entitled to require the assigning Bank to take or omit to take any action hereunder.

Section 15.6. Amendment, Modification and Waiver.

(a) Subject to Sections 15.6(b) and 15.6(c), no amendment, modification or waiver of any provision of the Facility Documents to which a Facility Party is a party shall be effective without the written concurrence of the Required Banks and such Facility Party.

(b) Without the prior written consent of all of the Banks, no amendment, modification or waiver of any provision of the Facility Documents shall be effective that would:

(i) extend the Final Collection Date, the Termination Date or any Maturity Date;

(ii) with respect to any Purchased Receivable¸ forgive or otherwise reduce the amount of any determination of the Purchase Price thereof;

(iii) increase the amount of any Commitment; provided, no amendment, modification or waiver of any condition precedent, covenant, or Termination Event shall constitute an increase in any Commitment of any Bank, it being understood that any increase of the Commitments as contemplated by Section 2.7 shall not be subject to this clause (iii);

(iv) reduce any rate of interest or any fee payable under any Facility Document;

(v) change the definition of any of the following terms or any constituent term thereof: “Agreed Base Value”, “Discount”, “Final Collection Date”, “Margin”, “Maturity Date”, “Purchase Price”, “Repurchase Event”, “Repurchase Price”, “Required Banks”, “Termination Date”, or “Termination Event”, it being understood that a waiver of any Repurchase Event or any Termination Event shall only require the concurrence of the Required Banks; provided, for the avoidance of doubt, no change or waiver with respect to Section 9.1(i) shall be effective without the consent of each Bank;

(vi) release the Parent from the Guaranty;

(vii) terminate the Insurance Policy or reduce any coverage thereunder;

(viii) consent to the assignment or transfer by any Facility Party of any of its rights and obligations under any Facility Document; or

(ix) change any of this Section 15.6.

(c) Without the prior written consent of the Administrative Agent, no amendment, modification or waiver of any provision of the Facility Documents shall be effective to amend, modify, terminate or waive any provision of Section 14 as the same applies to the Administrative Agent, or any other provision hereof as the same applies to the rights or obligations of the Administrative Agent.

Section 15.7. Waivers, Remedies Cumulative. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any Bank, any right or remedy under the Facility Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise thereof or the exercise of any other right or remedy. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies provided by Law.

Section 15.8. Invalidity. If at any time any provision of the Facility Documents shall be adjudged by any court or other competent tribunal to be illegal, invalid or unenforceable, the validity, legality, and enforceability of the remaining provisions hereof shall not in any way be affected or impaired nor shall the legality, validity or enforceability of such provisions under the Law of any other jurisdiction be in any way affected or impaired thereby and the parties hereto will use their best efforts to revise the invalid provision so as to render it enforceable in accordance with the intention expressed in this Agreement.

Section 15.9. Obligations Several; Independent Nature of the Banks’ Rights. The obligations of the Banks hereunder are several and no Bank shall be responsible for the obligations or Commitment of any other Bank hereunder. Nothing contained herein or in any other Facility Document, and no action taken by the Banks pursuant hereto or thereto, shall be deemed to constitute the Banks as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Bank shall be a separate and independent debt, and each Bank shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Bank to be joined as an additional party in any proceeding for such purpose.

Section 15.10. Accounting Treatment. Each Facility Party agrees and acknowledges that it is a sophisticated party in relation to this Agreement and that it has taken independent legal and accounting advice in relation to the accounting treatment to be applied to this Agreement. It is agreed that no Facility Party has relied on any representation of any of the Administrative Agent or any Bank in this regard.

Section 15.11. Third Party Rights. Except as explicitly set forth in this Agreement, no Person not a party to this Agreement shall be deemed a third party beneficiary hereof.

Section 15.12. Counterparts. Each Facility Document may be executed in any number of counterparts, and by the different parties thereto on separate counterparts; each such counterpart shall be deemed an original and all of such counterparts taken together shall be deemed to constitute one and the same instrument. A facsimile or electronic copy of an executed counterpart of this Agreement shall be effective as an original for all purposes.

Section 15.13. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto in relation to this Agreement and supersedes all previous proposals, agreements and other written and oral communications in relation thereto.

Section 15.14. Exclusion of Liability. In no event shall any of the Administrative Agent, any Bank or any Facility Party be liable for any loss of profits, business, data or information or for any remote, incidental, indirect, special or consequential damages.

Section 15.15. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of Law thereof (other than Section 5-1401 of the New York General Obligations Law).

Section 15.16. Consent to Jurisdiction. Any litigation based hereon, or arising out of, under or in connection with this Agreement, may be brought and maintained in the courts of the State of New York sitting in New York County, New York or in the United States district court for the Southern District of New York; provided, any suit seeking enforcement against any receivables or other property may be brought, at the Administrative Agent’s or any Bank’s option, in the courts of any jurisdiction where such receivables or other property may be found. Each Facility Party hereby expressly and irrevocably submits to the jurisdiction of the courts of the State of New York sitting in New York County, New York and of the United States district court for the Southern District of New York for the purpose of any such litigation. Each Facility Party further irrevocably consents to the service of process by registered mail, postage prepaid, to the address specified in Section 15.4 of this Agreement or by personal service within or without the State of New York. Each Facility Party, the Administrative Agent and each Bank expressly and irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of venue of any such litigation brought in any such court and any claim that any such litigation has been brought in an inconvenient forum.

Section 15.17. WAIVER OF JURY TRIAL. EACH OF THE FACILITY PARTIES, THE ADMINISTRATIVE AGENT AND EACH BANK HEREBY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT OR ANY APPLICATION, INSTRUMENT, DOCUMENT, AMENDMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

Section 15.18. Confidentiality. Each party hereto agrees to hold the Facility Documents and all non-public information received by it, or any of its agents or representatives, in connection therewith from any other party hereto or its agents or representatives in confidence and agrees not to provide any Person with copies of any Facility Document or such non-public information other than to (a) any officers, directors, members, managers, employees or outside accountants, auditors or attorneys thereof (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) any prospective or actual assignee or participant which (in each case) has signed a confidentiality agreement containing provisions substantively identical to this Section 15.18 or has agreed in writing to be subject to the terms of this Section 15.18, and (c) Governmental Authorities with appropriate jurisdiction (including filings required or, in the case of the Parent, deemed advisable, under Securities Laws). Notwithstanding the above stated obligations, provided that the other parties hereto are given notice of the intended disclosure or use, the parties hereto will not be liable for disclosure or use of such information which such Person can establish by tangible evidence: (i) was required by Law, including pursuant to a valid subpoena or other legal process, (ii) was in such Person’s possession or known to such Person prior to receipt (other than information which came to be known from information received from or on behalf of a party hereto) or (iii) is or becomes known to the public through disclosure in a printed publication (without breach of any of such Person’s obligations hereunder). The Administrative Agent, each Bank and each participant of a Bank by obtaining the benefits of its participation acknowledges that (x) the Facility Documents and all non-public information received by it or any of its agents or representatives in connection therewith may include material non-public information concerning a Facility Party, (y) it has developed compliance procedures regarding the use of material non-public information and (z) it will handle such material non-public information in accordance with applicable Law, including United States federal and state securities Laws.

Section 15.19. English Language. Each communication and document made or delivered by one party to another pursuant to this Agreement shall be in the English language or accompanied by a translation thereof into English (certified by an officer of the person making or delivering the same) as being a true and accurate translation thereof.

Section 15.20. USA PATRIOT Act. The Administrative Agent and each Bank hereby notifies each Facility Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies each Facility Party and each Approved Buyer, which information includes the name and address of each Facility Party and Approved Buyer and other information that will allow the Administrative Agent or such Bank, as the case may be, to identify each Facility Party and each Approved Buyer in accordance with the PATRIOT Act.

Section 15.21. Obligations Not Joint and Several. For the avoidance of doubt, it is understood and agreed that the Obligations of each Seller under the Facility Documents to which such Seller is a party are not joint and several, such that no Seller shall be liable for the Obligations of any other Seller or for the obligations of the Parent hereunder.

Section 15.22. Survival. All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the purchase of any Receivable hereunder. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Seller set forth in Section 11 shall survive the termination hereof.

[remainder of page intentionally left blank]

IN WITNESS WHEREOF, the parties have executed this Agreement by their undersigned, duly authorized officers on the date first above written:

WORLD FUEL SERVICES, INC., as a Seller

By:	/s/ Ira M. Birns
Name:	Ira M. Birns
Title:	Vice President

WORLD FUEL SERVICES EUROPE, LTD., as a Seller

By:	/s/ Ira M. Birns
Name:	Ira M. Birns
Title:	Vice President

WORLD FUEL SERVICES (SINGAPORE) PTE. LTD., as a Seller

By:	/s/ Francis Lee Boon Meng
Name:	Francis Lee Boon Meng
Title:	Managing Director

WORLD FUEL SERVICES CORPORATION, as the Parent

By:	/s/ Ira M. Birns
Name:	Ira M. Birns
Title:	Executive Vice President and Chief Financial Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as the Administrative Agent and a Bank

By:	/s/ Jose V. Mazariegos
Name:	Jose V. Mazariegos
Title:	Senior Vice President

BNP PARIBAS, as a Bank

By:	/s/ Stefan Dulak
Name:	Stefan Dulak
Title:	Director, Global Trade Services America

By:	/s/ George Andrianos
Name:	George Andrianos
Title:	Director, Global Trade Americas

Address:

Institution:	BNP Paribas
Attention:	Stefan Dulak
Address:	787 Seventh Ave. New York, NY 10019
Facsimile:	212-841-2904
E-mail:	stefan.dulak@americas.bnpparibas.com

WACHOVIA BANK, NATIONAL ASSOCIATION, as a Bank

By:	/s/ Brian J. Fulk
Name:	Brian J. Fulk
Title:	Director

Address:

Institution:	Wachovia Bank, National Association
Attention:	Brian Fulk
Address:	901 East Byrd Street Richmond, VA 23219
Facsimile:	804-868-1477
E-mail:	Brian.fulk@wachovia.com

WELLS FARGO HSBC TRADE BANK, N.A., as a Bank

By:	/s/ Andrew Moy
Name:	Andrew Moy
Title:	Senior Vice President

Address:

Institution:	Well Fargo HSBC Trade Bank, N.A.
Attention:	Andrew Moy
Address:	1000 Louisiana, Suite 404 Houston, TX 77002
Facsimile:	713-739-1080
E-mail:	moyaa@wellsfargo.com

TD BANK, N.A., as a Bank

By:	/s/ Donald Asadorian
Name:	Donald Asadorian
Title:	Vice President

Address:

Institution:	TD Bank, N.A.
Attention:	Donald Asadorian
Address:	535 East Crescent Avenue Ramsey, NJ 07446
Facsimile:	201-574-4840
E-mail:	Donald.Asadorian@yesbank.com

THE ROYAL BANK OF SCOTLAND PLC, as a Bank

By:	/s/ L. Peter Yetman
Name:	L. Peter Yetman
Title:	Senior Vice President

Address:

Institution:	The Royal Bank of Scotland plc
Attention:	L. Peter Yetman
Address:	101 Park Avenue New York, NY 10178
Facsimile:	212-401-3625
E-mail:	peter.yetman@rbs.com